UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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EXTERRAN HOLDINGS, INC.

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EXTERRAN HOLDINGS, INC.

Dear Fellow Stockholder:

You are invited to attend the 2010 Annual Meeting of Stockholders of Exterran Holdings, Inc. on May 4, 2010, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

Your vote counts. Your broker is no longer allowed to use its discretion to vote your shares on the annual election of directors without your instructions. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

We hope to see your ownership of Exterran represented at the 2010 Annual Meeting.

Sincerely,

Gordon T. Hall
Chairman of the Board

March 29, 2010

EXTERRAN HOLDINGS, INC.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Holdings, Inc.:

The 2010 Annual Meeting of Stockholders of Exterran Holdings, Inc., a Delaware corporation, will be held at 9:00 a.m. local time on Tuesday, May 4, 2010, at the corporate offices of Exterran located at 16666 Northchase Drive, Houston, Texas 77060, for the following purposes:

•	to elect ten directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for fiscal year 2010;

•	to approve Amendment No. 3 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan; and

•	to transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 11, 2010, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne
Secretary

Houston, Texas
March 29, 2010

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on May 4, 2010

The Proxy Statement and annual report to stockholders are available at www.exterran.com.

2010 PROXY STATEMENT

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EXTERRAN HOLDINGS, INC.
16666 Northchase Drive
Houston, Texas 77060

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2010

GENERAL INFORMATION

The Board of Directors has sent these proxy materials to you to solicit your vote at the 2010 Annual Meeting of Stockholders (the “2010 Stockholders’ Meeting”). The meeting will begin promptly at 9:00 a.m. local time on Tuesday, May 4, 2010, at Exterran’s corporate offices located at 16666 Northchase Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being sent to stockholders on or about March 29, 2010, and are accompanied by our 2009 Annual Report. Exterran Holdings, Inc., a Delaware corporation, is also referred to in this Proxy Statement as “we,” “us,” “our,” “Exterran” or the “Company.”

Agenda

The 2010 Stockholders’ Meeting will be held for the following purposes:

1. to elect ten directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Deloitte & Touche LLP as Exterran’s independent registered public accounting firm for fiscal year 2010;

3. to approve Amendment No. 3 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan; and

4. to transact such other business as may properly come before the meeting.

All of these items are discussed in more detail in this Proxy Statement.

Stockholders Entitled to Vote

Owners of Exterran’s common stock, $0.01 par value per share, as of the close of business on March 11, 2010, are entitled to receive notice of and to vote at the 2010 Stockholders’ Meeting. At the close of business on March 11, 2010, there were 63,078,822 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the 2010 Stockholders’ Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 16666 Northchase Drive, Houston, Texas 77060.

Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the 2010 Stockholders’ Meeting. Under our Second Amended and Restated Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), beginning with the 2010 Stockholders’ Meeting, brokers no longer have discretionary authority to vote shares in the election of directors without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the 2010 Stockholders’ Meeting.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement.

Proposal	Required Vote

Proposal 1 — Election of ten members to the Board of Directors	A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board of Directors.
Proposal 2 — Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2010	Ratification requires the affirmative vote of a majority of the shares of voting stock represented at the meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal.
Proposal 3 — Approval of Amendment No. 3 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan	Approval requires the affirmative vote of a majority of the votes cast and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares outstanding and entitled to vote on the proposal, in which event the amendment would not be approved.

For any other matters that may be properly presented for consideration at the 2010 Stockholders’ Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2010 Stockholders’ Meeting.

401(k) Holdings

Shares of our common stock held through the Exterran Holdings, Inc. Retirement and Savings Plan will be voted by the participants in the plan as though each such participant was a registered holder with respect to such shares of common stock allocated to the participant’s plan account.

How to Vote Your Proxy

Because many stockholders cannot attend the 2010 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

•	over the Internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the above methods. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Proxy Solicitation

This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, facsimile or in person by our employees, who will not receive additional compensation for any such solicitation. Laurel Hill Advisory Group, LLC has been retained to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement for out-of-pocket expenses. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Ten directors are nominated to be elected to the Board of Directors (the “Board”) at the 2010 Stockholders’ Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Nominees for Director

Information concerning the name, age and background of each of the nominees for election to the Board is set forth below. Ages are stated as of March 11, 2010. Certain of the nominees listed below previously served as directors of Hanover Compressor Company (“Hanover”) or Universal Compression Holdings, Inc. (“Universal”) and were appointed to the Board of Exterran on August 20, 2007, the effective date of a series of mergers among Hanover, Universal and certain of their subsidiaries that resulted in Hanover and Universal becoming wholly owned subsidiaries of Exterran.

Janet F. Clark, 55, has served as a director since January 2003. Ms. Clark was appointed Executive Vice President and Chief Financial Officer of Marathon Oil Company (an international energy company) in January 2007, having served as Senior Vice President and Chief Financial Officer since January 2004. Prior to joining Marathon Oil, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company (a natural gas and oil exploration company) from December 2001 through December 2003, and as Executive Vice President, Corporate Development and Administration, and Senior Vice President and Chief Financial Officer of Santa Fe Snyder Corporation (an oil and gas exploration and production company, subsequently merged into Devon Energy Corporation) and its predecessor, Santa Fe Energy Resources, Inc., from 1997 through 2000. Prior to that time, Ms. Clark was an investment banker specializing in corporate finance for 12 years, primarily with Credit Suisse (a brokerage services and investment banking firm). Ms. Clark serves on the boards of the Houston Symphony and Rice University — Jones School Council of Overseers and YES Preparatory Public Schools. Ms. Clark earned an A.B. in Economics from Harvard University and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

As the Chief Financial Officer of an international energy company, Ms. Clark brings a high level of financial and accounting acumen, as well as an understanding of operational challenges and risks specific to our industry. Her prior experience as an investment banker also allows her to bring to the Board an understanding of corporate financing and capital market transactions. The Board has determined that based on

Ms. Clark’s financial and accounting background she qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”), and this, coupled with Ms. Clark’s understanding of domestic and international risks in the energy industry, make her qualified to serve as chair of our Audit Committee.

Ernie L. Danner, 55, has served as a director since 1998 and as President and Chief Executive Officer since July 2009, having served as President and Chief Operating Officer from October 2008 to June 2009. Prior to the merger of Universal and Hanover, Mr. Danner served in various positions of increasing responsibility at Universal from 1998 until 2007, including as an Executive Vice President from February 1998 to 2007 and Chief Operating Officer from July 2006 to August 2007. Prior to joining Universal, he served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation). Mr. Danner is a director of Exterran GP LLC, the managing general partner of Exterran Partners, L.P. (a master limited partnership in which we own a majority interest), Copano Energy, L.L.C. (a natural gas gathering and processing company) and Anchor Drilling Fluids, Inc. (a privately held company providing drilling fluid services to exploration and production companies). Mr. Danner is also a member of the Board of Trustees of the John Cooper School in The Woodlands, Texas and is an officer and director of certain majority-owned subsidiaries of Exterran. Mr. Danner earned his B.A. and Masters in accounting from Rice University.

Mr. Danner’s day-to-day leadership as our Chief Executive Officer provides him with an intimate knowledge of our Company, including its strategies, operations and markets. In addition, his prior experience in financial and operational roles at Universal has enhanced his financial acumen and gives him a unique perspective on and understanding of our operations. By serving as an independent member of the board of other publicly traded companies, Mr. Danner also brings experience with related sectors of the energy industry. Mr. Danner’s business judgment, management experience and leadership skills are highly valuable in managing our leadership team and assessing our business strategies and accompanying risks.

Uriel E. Dutton, 79, has served as a director since February 2001, initially as a designee of WEUS Holding, Inc. following the acquisition of Weatherford Global Compression Services, L.P. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for over 50 years. He also served for approximately 20 years on the board of directors of Grey Wolf Drilling Company (a private oil and gas drilling services provider) prior to its acquisition by Grey Wolf, Inc. in 1997 and for 12 years on the board of directors of EVI, Inc. (a manufacturer and supplier of engineered oilfield tools and equipment) prior to its merger with Weatherford Enterra, Inc. in 1998. Mr. Dutton serves as director and Vice President of the M.D. Anderson Foundation (a charitable organization). Mr. Dutton received his J.D. from Baylor University.

Mr. Dutton’s experience representing clients in the oil and gas industry brings an understanding of the operational and jurisdictional challenges of an international energy services company. In addition, the length and depth of his experience have afforded him the opportunity to work with a wide variety of companies in our industry. As an attorney, Mr. Dutton has an understanding of the importance of sound corporate governance, as well as other issues relating to law, compliance and regulatory matters, which makes him qualified to serve as chair of our Nominating and Corporate Governance Committee.

Gordon T. Hall, 50, has served as a director since March 2002 and Chairman of the Board since May 2005. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse (a brokerage services and investment banking firm). While at Credit Suisse, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined Credit Suisse in 1987 as a technology analyst. Mr. Hall was a director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for tubing and casing) from March 2002 until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc. (a drill technology and manufacturing company) from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall is currently a director and member of the audit committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry) and is a director of several non-profit organizations. He holds a S.M. from the M.I.T. Sloan School of Management.

As Chairman of the Board of Hanover from May 2005, and continuing in that role following the merger of Hanover and Universal in August 2007, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall’s prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, our customers and our competitors, as well as mergers and acquisitions and capital market transactions. Mr. Hall’s former and current experience as a member of the boards, including the audit committees, of other public oil and gas companies further enhances his value as a member of our Board.

J.W.G. “Will” Honeybourne, 58, has served as a director since April 2006. Mr. Honeybourne has been Managing Director of First Reserve Corporation (a private equity firm) since January 1999, where he is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline-logging company) from 1996 to 1998. Mr. Honeybourne currently serves as a director of Acteon Group (a U.K.-based offshore and subsea services company), and is non-executive Chairman of KrisEnergy (a Singapore-based upstream oil and gas company). He has previously served as a director of the following private companies: Abbott Group (a U.K.-based drilling company) from March 2008 to December 2009, Red Technology Alliance (a First Reserve joint venture with Halliburton Company) from December 2006 to January 2010, Caledonia Oil and Gas (an acquirer and developer of North Sea natural gas reserves) from October 2003 to November 2005, and CiDRA (a provider of flow monitoring to a diverse range of industrial applications) from April 1999 to May 2006. Mr. Honeybourne holds a B.S. in Oil Technology from Imperial College, London University and is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. He is also a director of the Petroleum Equipment Suppliers Association.

Mr. Honeybourne’s technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the international oil and gas industry, results in a valuable combination of skills for a member of our Board of Directors. Mr. Honeybourne’s current and former service as a director of various oil and gas companies located outside the United States, including his service as non-executive Chairman of KrisEnergy, brings an understanding of the challenges and opportunities of international markets and operations.

John E. Jackson, 51, has served as a director since July 2004. Mr. Jackson was Chairman, Chief Executive Officer and President of Price Gregory Services, Inc. (a pipeline-related infrastructure service provider in North America) from February 2008 until its acquisition by Quanta Services, Inc. in October 2009. Prior to the merger of Hanover and Universal in August 2007, Mr. Jackson served as Hanover’s President and Chief Executive Officer since October 2004, having joined Hanover in January 2002 as Senior Vice President and Chief Financial Officer. Mr. Jackson joined Duke Energy Field Services (a producer and marketer of natural gas liquids) in 1999 and served as Vice President and Chief Financial Officer. Prior to joining Duke Energy Field Services, Mr. Jackson held a variety of treasury, controller and accounting positions at Union Pacific Resources (an oil and gas exploration and production company). Mr. Jackson is currently a director of Seitel Inc. (a provider of seismic data and geophysical expertise) and Encore Energy Partners GP LLC (the general partner of Encore Energy Partners, L.P., an oil and gas exploration and production partnership) and serves on the board of a non-profit organization. Mr. Jackson, a Certified Public Accountant, received his B.B.A. from Baylor University.

As the former President and Chief Executive Officer of Hanover, Mr. Jackson has an understanding of both our domestic and international operations and specific knowledge of certain major ongoing international projects that were initiated prior to the August 2007 merger between Hanover and Universal. In addition, Mr. Jackson’s former roles as Chief Financial Officer of Hanover and Duke Energy Field Services allowed him to develop financial and accounting acumen focused in the oil field services industry. His tenure as a Chief Executive Officer of a pipeline service provider and service on the boards of another publicly traded company and a publicly traded master limited partnership also make him a valuable contributor to our Board.

Mark A McCollum, 50, has served as a director since May 2009. Mr. McCollum is Executive Vice President and Chief Financial Officer of Halliburton Company (an energy services company that provides well construction, well completion and reservoir engineering). He served as Senior Vice President and Chief Accounting Officer of Halliburton from August 2003 until assuming his current position in December 2007. Prior to joining Halliburton, he served as Senior Vice President and Chief Financial Officer of Tenneco Automotive, Inc. (a supplier of ride control, emissions control and elastomer products) from April 1998 to August 2003. Mr. McCollum was a director of Exterran GP LLC from October 2006 until his appointment to our Board in May 2009. Mr. McCollum also served as a director of KBR, Inc. (a global engineering, procurement and construction company) from June 2006 to April 2007. Mr. McCollum serves the following Houston-based non-profit organizations: Chairman and Trustee of the Star of Hope Mission, Trustee of The Center Foundation and member of the Advisory Board of Yellowstone Academy. He is a member of the AICPA, the Texas Society of CPA’s, Financial Executives International and the Institute of Management Accountants. Mr. McCollum, a Certified Public Accountant, received his B.B.A. from Baylor University.

Through Mr. McCollum’s experience as the Chief Financial Officer of an international energy services company, he brings to the Board extensive financial and accounting expertise. In addition, his tenure as a director of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own a majority interest, provides him with an understanding of our U.S. contract compression operations and overall strategy with respect to our ownership of Exterran Partners, L.P.

William C. Pate, 46, has served as a director since January 2007. Mr. Pate is Chief Investment Officer and a Managing Director of Equity Group Investments, L.L.C., or EGI (a private investment firm), and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI in 1994, Mr. Pate was an associate with The Blackstone Group (a global asset management and advisory services firm) and served in the mergers and acquisitions group of Credit Suisse (a brokerage services and investment banking firm). Mr. Pate also serves as a director and chairman of the audit committee of Covanta Holding Corporation (an owner and operator of energy-from-waste and power generation projects) and as a director of Middlebrook Pharmaceuticals, Inc. (a pharmaceutical company). Mr. Pate received his J.D. from the University of Chicago Law School and B.B.A. from Harvard University.

Mr. Pate has extensive experience with the private and public capital markets as well as complex corporate transactions, including mergers and acquisitions. His current and former service on the boards of other public companies in a variety of industries and his current service as chairman of the audit committee of Covanta also make him a valuable contributor to our Board.

Stephen M. Pazuk, 66, has served as a director since February 2004. Mr. Pazuk is the Chief Financial Officer and Treasurer of Drive Thru Technology, Inc. (a provider of computer-based surveillance equipment, systems and monitoring), a position he has held since 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP (a global investment advisor) in June 2000. Mr. Pazuk began his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. Mr. Pazuk currently serves on the board of several privately-held companies.

Through his treasury and finance background, management experience and service on the boards of several privately-held companies, Mr. Pazuk has an understanding of financial transactions, management dynamics and cost structures. In addition, prior to the merger of Hanover and Universal, Mr. Pazuk served as a member of Hanover’s audit committee and as the chairman of its compensation committee, which gave him insight into our operations and compensation philosophy and practices. Mr. Pazuk’s background and experience make him qualified to serve as a member of the Board and as chair of our Compensation Committee.

Christopher T. Seaver, 61, was appointed Chairman of the Board of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for tubing and casing) in 2006, CEO and Director in 1997 and President in 1993, and served in such capacities until the company’s acquisition by Tenaris S.A. and his retirement in May 2007. Mr. Seaver joined Hydril in 1985 and held a series of domestic and international management positions until his appointment as President in 1993. He has been a director and officer of the Petroleum Equipment Suppliers Association, a director of the American

Petroleum Institute, and a director and chairman of the National Ocean Industries Association. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department, with postings in Kinshasa, Republic of Congo, and Bogota, Colombia. Mr. Seaver also serves as a director and member of the audit committee of Oil States International, Inc. (an oil and gas services company and manufacturer of products for deepwater production facilities and subsea pipelines), is a director and officer of The Seaver Institute (a charitable trust) and is a director of True Production Services, Inc, (a private Canadian wireline services business). Mr. Seaver holds an A.B. in economics from Yale University and J.D. and M.B.A. degrees from Stanford University.

Through his former roles as President, Chief Executive Officer and Chairman of the Board of a publicly-traded oil and gas services company, Mr. Seaver brings to our Board both the perspective of an executive officer as well as that of a director. He has both domestic and international management and operations experience and has been heavily involved in many industry trade and professional organizations. His tenure with the U.S. State Department makes him well-versed in international cultures and the challenges and opportunities presented by conducting business in developing countries. Mr. Seaver’s service on the board of another energy services company also enhances his value as a member our Board.

***

Please note that as a result of recent changes to NYSE rules, the election of directors is no longer considered a “routine” matter and, therefore, the firm that holds your shares will not have discretionary authority to vote your shares for the election of directors unless you provide instructions using one of the methods described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF
DIRECTORS AND COMMITTEES OF THE BOARD

Governance

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and committee charters, which are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Director Independence

Exterran’s Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of its members, which is based on applicable laws, regulations, Exterran’s Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled “Certain Relationships and Related Transactions” were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following directors are independent: Ms. Clark and Messrs. Dutton, Hall, Honeybourne, McCollum, Pate, Pazuk and Seaver. Mr. Danner is not independent by virtue of his role as President and Chief Executive Officer of Exterran, and Mr. Jackson is not independent by virtue of his former role as an executive of Hanover.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is critical to the determination of the types and appropriate levels of risk our Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board of Directors and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit and our Chief Compliance Officer. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

•	our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

•	the Chairman of the Board can lead the Board in its fundamental role of providing advice to and independent oversight of management.

The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of the Company’s operations and the responsibilities of the Board and management.

The Board has adopted procedures for the timely and efficient transfer of the Chief Executive Officer’s responsibilities in the event of an emergency or his sudden incapacitation or departure.

Mr. Hall serves as Chairman of the Board and presides over the regular sessions of the Board and the executive sessions of the Board that are attended only by non-management directors and are held at every regularly scheduled Board meeting. The Board also holds at least one executive session each year in which only the independent members of the Board participate.

Communication with the Board

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our hotline at 1-800-281-5439 (within the U.S. and Canada) or 1-832-554-4859 (outside the U.S. and Canada).

Committees of the Board

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees are indicated in the following chart:

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee

Janet F. Clark*	Chair
Ernie L. Danner
Uriel E. Dutton*			Chair
Gordon T. Hall*		Member	Member
J.W.G. (“Will”) Honeybourne*		Member	Member
John E. Jackson
Mark A. McCollum*	Member	Member
William C. Pate*	Member	Member
Stephen M. Pazuk*		Chair
Christopher T. Seaver*	Member		Member

*	Independent members of the Board

Audit Committee

The Audit Committee has been appointed by the Board to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting. The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an “audit committee financial expert” as that term is defined by the SEC. No member of the Audit Committee serves on the audit committee of more than two other public companies. The Report of the Audit Committee is included in this Proxy Statement on page 17.

Compensation Committee

The Compensation Committee has been appointed by the Board to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting and retaining the executive talent required to achieve corporate objectives and linking pay and performance. The Board has determined that each member of the Compensation Committee is independent. The Compensation Committee Report is included in this Proxy Statement on page 35.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and review and implement our Corporate Governance Principles. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Attendance at Meetings

The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during 2009:

Board	7
Board Action by Unanimous Written Consent	2
Audit Committee	4
Compensation Committee	6
Compensation Committee Action by Unanimous Written Consent	2
Nominating and Corporate Governance Committee	4

We expect members of the Board to attend all meetings. The directors standing for re-election attended, as a group, 99% of the meetings of the Board and Board committees on which they served during calendar year 2009. Each director standing for re-election attended at least 93% of the meetings of the Board and Board committees on which he or she served during 2009. Directors are also encouraged to attend the annual meeting of stockholders, and in 2009, nine out of ten of our directors attended the meeting.

Director Qualifications, Nominations and Diversity

Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2011 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 61, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. See the section titled “General Information — 2011 Annual Meeting of Stockholders.” Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by law, regulation or the rules of the NYSE, our certificate of incorporation and bylaws and our Corporate Governance Principles.

Risk Assessment Related to Our Compensation Structure

We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions, which they believe do not encourage the taking of unreasonable risks. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established multiple metrics in our short-term incentive program that balance various Company objectives, short-term incentive awards with maximum payout levels, and long-term incentive awards with three-year vesting periods, which we believe further balances short- and long-term objectives and encourages employee behavior designed to achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the last completed fiscal year were Messrs. Hall, Honeybourne, McCollum, Pate and Pazuk. There are no matters relating to interlocks or insider participation that we are required to report.

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 11, 2010. Certain of our executive officers also serve as officers of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own a majority interest (the “Partnership”). Information concerning the business experience of Mr. Danner is provided under the Section titled “— Nominees for Director” beginning on page 3 of this Proxy Statement.

J. Michael Anderson, 47, is Senior Vice President, Chief Financial Officer and Chief of Staff. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively. Prior to the merger of Hanover and Universal, Mr. Anderson was Senior Vice President and Chief Financial Officer of Universal, a position he held from March 2003 to August 2007. Mr. Anderson held various positions with Azurix Corp. (a water and wastewater utility and services company), including as Chief Financial Officer and later as Chairman and Chief Executive Officer. Prior to that time, he spent ten years in the Global Investment Banking Group of J.P. Morgan Chase & Co., where he specialized in merger and acquisitions advisory services. Mr. Anderson also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Anderson holds a B.B.A. in finance from Texas Tech University and an M.B.A. in finance from The Wharton School of the University of Pennsylvania.

Kenneth R. Bickett, 48, is Vice President, Finance and Accounting. He also serves as Vice President, Finance and Accounting of Exterran GP LLC, a position he has held since March 2009, having previously served as Vice President and Controller since March 2006. Prior to the merger of Hanover and Universal and from July 2005, Mr. Bickett served as Vice President, Accounting and Corporate Controller of Universal. Mr. Bickett previously served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. from 1998, most recently as Vice President and Controller. Mr. Bickett also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Bickett is a Certified Public Accountant and holds a B.S. in accounting from the University of Kentucky.

D. Bradley Childers, 45, is Senior Vice President. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and May 2008, respectively, and as President, North America of Exterran Energy Solutions, L.P., a position he has held since March 2008. From August 2007 through March 2008, Mr. Childers served as Exterran’s Senior Vice President, Corporate Development. Prior to the merger of Hanover and Universal in August 2007, Mr. Childers was Senior Vice President of Universal and President of the International Division of Universal Compression, Inc. (Universal’s wholly owned subsidiary), positions he held from July 2006. He served as Senior Vice President, Business Development, General Counsel and Secretary of Universal beginning in April 2005 and as Senior Vice President, General Counsel and Secretary of Universal beginning in September 2002. Prior to joining Universal, he held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002, including Vice President, Business Development at Occidental Oil and Gas Corporation and corporate counsel. Mr. Childers also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

Joseph G. Kishkill, 45, is Senior Vice President.  He also serves as President, Eastern Hemisphere of Exterran Energy Solutions, L.P., having served as President, Latin America from March 2008 to November 2009. Prior to the merger of Hanover and Universal in August 2007, Mr. Kishkill held the position of Vice President, Latin America with Exterran Argentina S.A. (formerly, Universal Compression Argentina S.A.), a wholly owned subsidiary. Mr. Kishkill joined Universal in 2002 as a General Manager in South America. Mr. Kishkill held positions of increasing responsibility with Enron Corporation from 1990 to 2001, advancing to Chief Executive Officer for South America. During his career, Mr. Kishkill has been based in Brazil and Argentina and has provided management services for energy projects and pipelines throughout South America. Mr. Kishkill also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Kishkill earned a B.S. in electrical engineering from Brown University and an M.B.A. from Harvard University.

Daniel K. Schlanger, 36, is Senior Vice President, Operations Services. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively, and served as Chief Financial Officer of Exterran GP LLC from June 2006 through March 2009. From May 2006 until the merger of Hanover and Universal, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc. (a wholly owned subsidiary of Universal). From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector. Mr. Schlanger also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Schlanger earned a B.S. in economics from the University of Pennsylvania.

Donald C. Wayne, 43, is Senior Vice President, General Counsel and Secretary. He also serves as Senior Vice President and General Counsel of Exterran GP LLC, a position he has held since August 2006. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Wayne holds a B.A. from Tufts University and a J.D. and an M.B.A. from Washington University (St. Louis).

BENEFICIAL OWNERSHIP OF COMMON STOCK

5% Stockholders

The following table provides information about beneficial owners, known by us as of March 11, 2010, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class(1)

FMR LLC	9,075,171	(2)	14.4%
82 Devonshire Street
Boston, Massachusetts 02109
Franklin Resources, Inc.	6,410,426	(3)	10.2%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Westfield Capital Management Company, L.P.	3,914,131	(4)	6.2%
1 Financial Center
Boston, Massachusetts 02111
Goldman Sachs Asset Management	3,677,330	(5)	5.8%
32 Old Slip
New York, New York 10005
BlackRock, Inc.	3,305,301	(6)	5.2%
40 East 52nd Street
New York, New York 10022

(1)	Reflects shares of common stock beneficially owned as a percentage of 63,078,822 shares of common stock outstanding.

(2)	Based solely on a review of the Schedule 13G/A jointly filed by FMR LLC, Edward C. Johnson III, Fidelity Management & Research Company (“Fidelity”) on February 16, 2010. Fidelity, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 8,567,399 shares of our common stock as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson III and FMR LLC have sole dispositive power of such shares but not voting power. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 288,543 shares of our Common Stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Edward C. Johnson, III and FMR LLC, through its control of PGALLC, each has dispositive power and sole voting power over these 288,543 shares.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 199,129 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR LLC, through its control of PGATC, each has sole dispositive power over 199,129 shares and sole voting power over 166,301 shares.

FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 20,100 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson III, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals.

(3)	Based solely on a review of the Schedule 13G/A filed by Franklin Mutual Advisors, LLC (“FMA”) on January 22, 2010. The securities are beneficially owned by one or more open-ended investment companies or other managed accounts, which pursuant to investment management contracts, are managed by FMA, an indirect wholly owned subsidiary of Franklin Resources, Inc. Such investment management contracts grant to FMA all investment and voting power over the securities owned by such investment management clients. Therefore, FMA may be deemed to be the beneficial owner of the securities. FMA has sole dispositive power and sole voting power over 6,410,426 shares.

(4)	Based solely on a review of the Schedule 13G filed on February 11, 2010 by Westfield Capital Management Company, LP. Westfield Capital Management Company, LP has sole voting power over 2,709,757 shares and sole dispositive power over 3,914,131 shares.

(5)	Based solely on a review of the Schedule 13G/A jointly filed on February 12, 2010 by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC, each a wholly-owned subsidiary of The Goldman Sachs Group, Inc. Each has shared voting power over 3,115,260 shares and shared dispositive power over 3,677,330 shares.

(6)	Based solely on a review of the Schedule 13G filed on January 29, 2010 by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power over 3,305,301 shares.

Officers and Directors

The following table provides information, as of March 11, 2010, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified on page 18 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each executive officer and director listed below is c/o Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060.

	Shares		Right to			Percent
	Owned	Restricted	Acquire	Indirect	Total	of
Name of Beneficial Owner	Directly(1)	Stock(2)	Stock(3)	Ownership	Ownership	Class

Non-Employee Directors
Janet F. Clark	14,089	14,245	35,500	—	63,834	*
Uriel E. Dutton	4,527	14,245	50,500	—	69,272	*
Gordon T. Hall	40,260	17,246	7,210	—	64,716	*
J.W.G. Honeybourne	6,626	14,245	13,000	—	33,871	*
John E. Jackson	11,729	14,245	27,846	—	53,820	*
Mark A. McCollum	—	14,713	—	—	14,713	*
William C. Pate(4)	11,078	14,754	—	—	25,832	*
Stephen M. Pazuk	7,335	14,754	5,200	—	27,289	*
Christopher T. Seaver	5,236	17,916	—	—	23,152	*
Named Executive Officers
Ernie L. Danner	8,178	83,862	127,931	—	219,971	*
Stephen A. Snider(5)	56,308	—	397,197	52,161	505,666	*
J. Michael Anderson	26,439	34,235	191,143	866	252,683	*
D. Bradley Childers	12,901	30,175	165,831	963	209,870	*
Joseph G. Kishkill	13,062	445	45,824	—	59,331	*
Daniel K. Schlanger	10,397	23,686	24,486	114	58,683	*
Norman A. Mckay(5)	29,922	—	—	—	29,922	*
All directors and current executive officers as a group (16 persons)					1,247,379	2.0%

*	Less than 1%

(1)	Includes vested restricted stock awards and, where applicable for Named Executive Officers, shares acquired under the Company’s Employee Stock Purchase Plan.

(2)	Includes unvested restricted stock awards which vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(3)	Includes (a) shares that can be acquired immediately or within 60 days of March 11, 2010 through the exercise of stock options; and (b) where applicable, through a distribution from the Employees’ Supplemental Savings Plan.

(4)	Mr. Pate is Chief Investment Officer of Equity Group Investments, L.L.C. (“EGI”), but disclaims beneficial ownership of the shares that are owned by EGI. See footnote 7 of the table in “— 5% Stockholders” above.

(5)	Share ownership is based on information provided by Messrs. Mckay and Snider, who are no longer employed with the Company (see “Compensation Discussion and Analysis — Executive Management Changes in 2009” below).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports with the SEC and NYSE and us to disclose their initial beneficial ownership of common stock and changes in such ownership. To our knowledge, based upon a review of such reports furnished to us and certifications from our directors and executive officers, we believe that during 2009, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2009. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2010. We are submitting the selection of Deloitte for stockholder ratification at the 2010 Stockholders’ Meeting. A representative of Deloitte is expected to be present at the 2010 Stockholders’ Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on behalf of Exterran for calendar years 2009 and 2008:

Types of Fees	2009	2008
	(In thousands)

Audit fees(a)	$3,505	$2,887
Audit-related fees(b)	30	48
Tax fees(c)	115	268
Other(d)	2	—

Total fees:	$3,652	$3,203

(a)	Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements that we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)	Audit-related fees include fees billed by our independent registered public accounting firm related to employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(c)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair are reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2009 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at www.exterran.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal controls over financial reporting with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Exterran’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2009, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2010 be submitted to the stockholders for ratification.

Submitted by the Audit Committee
of the Board of Directors

Janet F. Clark, Chair
Mark A. McCollum
William C. Pate
Christopher T. Seaver

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our chief executive officer, chief financial officer and our other most highly compensated executive officers, including Mr. Snider, whose employment with us concluded in June 2009, and Mr. Mckay, whose employment with us concluded in October 2009 (our “Named Executive Officers”). This CD&A provides additional context for the numbers presented in the compensation tables that follow this discussion. For calendar year 2009, the following individuals comprised our Named Executive Officers (titles are as of December 31, 2009):

•	Ernie L. Danner, President and Chief Executive Officer of Exterran Holdings

•	Stephen A. Snider, former Chief Executive Officer of Exterran Holdings

•	J. Michael Anderson, Senior Vice President, Chief Financial Officer and Chief of Staff of Exterran Holdings

•	D. Bradley Childers, Senior Vice President of Exterran Holdings and President, North America of Exterran Energy Solutions, L.P. (“EESLP”)

•	Joseph G. Kishkill, Senior Vice President of Exterran Holdings and President, Eastern Hemisphere of EESLP

•	Daniel K. Schlanger, Senior Vice President, Operations Services of Exterran Holdings

•	Norman A. Mckay, former Senior Vice President of Exterran Holdings and former President, Eastern Hemisphere of EESLP

Executive Management Changes in 2009

On June 30, 2009, in accordance with his previously announced plans for retirement, Stephen A. Snider resigned as our Chief Executive Officer. Mr. Danner, who rejoined us as President and Chief Operating Officer in October 2008, was named President and Chief Executive Officer on June 30, 2009 concurrent with Mr. Snider’s retirement, in conjunction with a previously announced management succession plan.

Effective October 31, 2009, Norman A. Mckay resigned as our Senior Vice President and President, Eastern Hemisphere of EESLP, and was succeeded in that position by Joseph G. Kishkill, who previously served as our Senior Vice President and President, Latin America of EESLP.

Compensation Committee Overview

The Compensation Committee is comprised of independent, non-employee directors and operates under a charter approved by the full Board of Directors, which is available on our website at www.exterran.com. The fundamental responsibilities of the Compensation Committee are to:

•	establish compensation programs that are consistent with our compensation philosophy and values and serve to align the interests of management with our stockholders;

•	review the Chief Executive Officer’s performance and approve the annual salary, annual performance-based compensation and long-term incentive opportunities for the Chief Executive Officer and other executive officers;

•	provide oversight of management’s decisions concerning the compensation of other officers and employees;

•	review and approve any employment agreement, severance arrangement and change of control agreement entered into with the Chief Executive Officer and other members of senior management;

•	administer our long-term incentive plan;

•	produce the Compensation Committee report included in this Proxy Statement;

•	oversee regulatory compliance with respect to compensation matters; and

•	review and recommend to the full Board of Directors the annual compensation for non-employee directors.

Compensation Philosophy and Objectives

We and the Compensation Committee believe that compensation programs play a vital role in attracting and retaining people with the level of expertise and experience needed to help achieve the business objectives that ultimately drive both short- and long-term success and stockholder value. To attract, retain and motivate an effective management team, the Compensation Committee has guided management in developing a compensation program linking pay and performance in a manner consistent with our corporate values and operating principles, including integrity, teamwork, accountability and customer service, to achieve consistent growth, profitability and return for our stockholders.

Our philosophy is to provide total compensation to our management that is competitive with that of similarly-sized companies across a variety of industries and within the oilfield services sector by targeting cash compensation at the 50th percentile of those groups and by targeting equity compensation at the 50th to 75th percentile of those groups, as further described below in the section entitled “— How Our Compensation Committee Determines Executive Compensation.” The combination of these target percentiles is intended to position our executives’ compensation competitively relative to the market.

Our emphasis on at-risk, variable compensation is an important component of our overall compensation philosophy. More than half of our Named Executive Officers’ compensation for 2009 was “at risk.” Cash bonuses based on yearly performance are intended to focus our executives and key employees on our short-term goals of profitability and operational improvements. Equity awards, the value of which is based on future performance, are intended to focus our executives and key employees on our long-term strategic goals of sustained profitability and growth. The Compensation Committee believes that “at-risk” compensation helps to align management’s interest with that of our stockholders.

Due to the deterioration of the financial markets in late 2008, the Compensation Committee became focused on developing a compensation program for 2009 that would continue to further the compensation philosophies described in this section as well as take into consideration the uncertainty and volatility in the financial and energy markets and the resulting impact on our Company. In light of the decrease in activity levels in the energy industry, as compared to 2008, that negatively impacted our business activity levels, management elected to take actions to help reduce our selling, general and administrative costs and enhance cash flow generation. To this end, management implemented a reduction in workforce and suspended 2009 merit increases in base salary and, for a minimum period of one year, also suspended the company match for our 401(k) and deferred compensation plans. To help retain our employees and our ability to attract key management talent, the Compensation Committee continued to focus on performance-based short-term and long-term incentive compensation.

In its most recent review of executive compensation, in February 2010, the Compensation Committee considered our relative performance under rapidly changing market conditions, and, taking into account the recommendations of our Chief Executive Officer with respect to each executive officer other than himself (as described below), it focused on each executive officer’s performance within that officer’s scope of responsibilities, our strategic initiatives and that officer’s ability to contribute to those initiatives, and his experience and future potential, with no specific weighting assigned to any of these factors. In this context, the Compensation Committee made the compensation decisions discussed below in the section entitled “— Elements of Compensation.”

How Our Compensation Committee Determines Executive Compensation

Role of Our Executive Officers in Compensation Decisions

The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with our business strategies;

•	compiling, preparing and distributing materials for Compensation Committee review and consideration, including market data;

•	recommending corporate performance goals on which performance-based compensation will be based; and

•	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the performance of each of the executive officers. His recommendations with respect to salary adjustments, annual cash incentives and equity awards are based on these performance reviews and are then presented to the Compensation Committee for consideration. The Compensation Committee determines the compensation of our executive officers in its discretion, taking into account the recommendations of our Chief Executive Officer and other data and materials made available to the Committee.

Role of Our Compensation Consultant

Towers Watson (formerly Towers Perrin), an independent third-party consultant, has been engaged by our Compensation Committee to:

•	provide a competitive review of executive compensation, including base salary, annual incentives, long-term incentives and total direct compensation, in the marketplace, the oilfield services industry and publicly traded companies across industries;

•	model estimated long-term incentive awards for executives, directors and other eligible employees under various stock price scenarios and mixes of long-term incentive mechanisms; and

•	provide the Compensation Committee and management with information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration.

The scope of Towers Watson’s compensation review includes an analysis of competitive factors in the marketplace and further takes into consideration our size, strategic direction, organizational structure and compensation philosophy.

Establishing Competitive Pay Levels

In determining the appropriate levels of compensation, including total direct compensation and its principal components, for our executive officers, the Compensation Committee reviewed general industry (as defined below) and oilfield services-specific data and analyses provided by Towers Watson, as well as data contained in the proxy statements of the oilfield services companies selected for our peer group (which data we refer to collectively as “comparative compensation data”).

Towers Watson provided the Compensation Committee with comparative compensation data from companies across a variety of industries (which we refer to as the “general industry”), totaling in excess of 750 companies, which was then regressed for companies with annual revenue of approximately $3 billion. In addition, the Compensation Committee considered survey data from the oilfield services industry provided by Towers Watson. This data included the following 15 companies with a median revenue of approximately $2.3 billion: Atwood Oceanics, Inc., Baker Hughes Incorporated, Bristow Group Inc., Cameron International Corporation, Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Global Industries, Ltd., Halliburton Company, Helmerich & Payne, Inc., Noble Corporation, Oil States International, Inc., Pride International, Inc., Rowan Companies, Inc., Schlumberger Limited and Transocean Inc. The Compensation

Committee used this data both to consider overall trends in executive compensation and to target executive cash compensation at the 50th percentile and long-term incentive compensation at the 50th to 75th percentile, because it believes this to be an appropriate range both to maintain our competitiveness in the market for managerial talent and to align executive compensation with stockholder interests.

The Compensation Committee believes the combination of this general industry data and oilfield services data provides a broad-based view of executive compensation across multiple industry segments based on similar company size and executive compensation practices. This provides valuable information for structuring an executive compensation program that is generally competitive, allows the Compensation Committee to identify a target compensation range and appropriately position executive compensation within that target range, as indicated above, and provides the data necessary to support individual compensation decisions for comparable positions in the general and oilfield services industries.

The Compensation Committee also reviews from time to time executive compensation data published in the proxy statements of our peer group (as described below) as an additional source of information in assessing whether our executive compensation program is appropriately positioned and competitive based on our industry and size.

For 2009, the Compensation Committee changed our peer group from seven companies to the 20 listed below. This expanded peer group included companies with a larger range of revenues and with both domestic and international operations, many of whom are our competitors for managerial talent. The Compensation Committee believed that a greater diversity of oilfield services companies would provide an enhanced overview of compensation and reflect more completely those companies with which we compete for technical and managerial talent.

•	Baker Hughes Incorporated

•	BJ Services Company

•	Cameron International Corporation

•	Chicago Bridge & Iron Company N.V.

•	Complete Production Services, Inc.

•	Dresser-Rand Group Inc.

•	FMC Technologies, Inc.

•	Gardner Denver, Inc.

•	Key Energy Services, Inc.

•	McDermott International, Inc.

•	Natco Group Inc.

•	National Oilwell Varco, Inc.

•	Noble Corporation

•	Oil States International, Inc.

•	Patterson-UTI Energy, Inc.

•	Pride International, Inc.

•	Rowan Companies, Inc.

•	Smith International, Inc.

•	Superior Energy Services, Inc.

•	Weatherford International Ltd.

In addition to its review of comparative compensation data, on a periodic basis, the Compensation Committee reviews each executive officer’s current and past total compensation, including a three-year look-back at base salary, short-term incentive pay, the value of long-term incentives and payouts in the event of a termination following a change of control.

Each of the compensation components provided to executive officers and key employees is further described below.

Elements of Compensation

Our executive compensation programs are managed from a “total rewards” perspective, with consideration given to each of the following components:

•	base salary;

•	annual performance-based incentives;

•	long-term incentives; and

•	other compensation and benefit programs.

The total compensation paid to our Named Executive Officers in 2009, excluding other benefit programs and perquisites, and excluding those officers who were no longer employed by us at December 31, 2009, was comprised approximately of 28% base salary, 15% annual cash bonus and 57% long-term incentives (based on the grant-date fair value of the awards), as shown below.

Average NEO Compensation Mix

The composition of the total compensation package illustrates our emphasis on variable compensation. We believe our emphasis on long-term incentives encourages our executives to act strategically to ensure our sustainable long-term performance and to support our goal of enhancing long-term stockholder value.

In addition, our Named Executive Officers are eligible to participate in our various retirement savings plans, standard employee benefit plans and our standard employee health and welfare benefits, as further described below. Certain executive officers, including our Named Executive Officers, have been provided with change of control arrangements, as further described below. Certain employees who are asked to relocate outside of their home country are provided with an expatriate compensation package, which generally includes assistance with housing and education expenses and, where applicable, a cost of living adjustment. Information on the compensation paid to our Named Executive Officers can be found in tabular format in the Summary Compensation Table for 2009 on page 36 of this Proxy Statement.

Base Salaries

Our Compensation Committee has determined that, to attract and retain sufficient talent, base pay generally should be set near the median of that for similarly-sized companies in the general industry and the oilfield services industry, as described above. In addition to considering the comparative compensation data in making salary decisions, the Compensation Committee exercises judgment and discretion based upon each executive’s level of responsibility, individual skills, experience in the executive’s current role, the executive’s expected future role, performance, internal pay equity and external factors involving competitive positioning and general economic conditions. No specific formula is applied to determine the weight of each of these factors. Performance evaluations are conducted annually and the resulting adjustments in base salaries generally are effective following the first quarter of each year.

2009.  In late 2008, our management and the Compensation Committee considered the level of uncertainty in the oil and gas industry created by the financial crisis. In January 2009, our management and the Compensation Committee suspended 2009 merit increases in base salary for our executives and employees and, as a result, the 2009 annual base salaries of our Named Executive Officers remained the same as those for 2008 (except for that of Mr. Kishkill, as noted in the table below), and were as follows:

		2009 Base
		Salary
Officer	Title	($)

Ernie L. Danner	President and Chief Executive Officer(1)	450,000

Stephen A. Snider	Former Chief Executive Officer	600,000

J. Michael Anderson	Senior Vice President and Chief Financial Officer	355,000

D. Bradley Childers	Senior Vice President	340,000

Joseph G. Kishkill	Senior Vice President	340,000 (2)

Daniel K. Schlanger	Senior Vice President, Operations Services	300,000

Norman A. Mckay	Former Senior Vice President	350,200

(1)	Mr. Danner was President and Chief Operating Officer when these salary determinations were made. He was named President and Chief Executive Officer on June 30, 2009, concurrent with Mr. Snider’s retirement, with no increase in base salary.

(2)	Effective February 20, 2009, Mr. Kishkill received an increase in his base salary, from $210,990 to $300,000, for 2009. The Compensation Committee approved an increase to Mr. Kishkill’s base salary for 2009 to $340,000, effective November 1, 2009, in connection with his assumption of the role of President, Eastern Hemisphere of EESLP, concurrent with Mr. Mckay’s resignation from that role.

2010.  In February 2010, the Compensation Committee approved the following adjustments, to be effective in April 2010, to the annual base salaries of our Named Executive Officers. The Compensation Committee approved a 3% increase in the base salary of each of Messrs. Anderson and Childers, based on a review of comparative compensation data, as well as Company and individual performance. The Compensation Committee approved an 8% increase in Mr. Schlanger’s base salary, based on a review of comparative compensation data, Company and individual performance, and the Compensation Committee’s determination that such increase was necessary to better reflect the size and scope of his position and level of responsibility. The Compensation Committee approved an 11% increase in Mr. Danner’s base salary, based on a review of comparative compensation data and peer group data, Mr. Danner’s willingness to forgo a salary increase when promoted to Chief Executive Officer in June 2009, and Company and individual performance. Once the increase is effective, Mr. Danner’s base salary is expected to fall within the 25th percentile of chief executive officers of similarly-sized companies in each of the general industry and the oilfield services industry, as described above under “— Establishing Competitive Pay Levels.” The Compensation Committee has determined that it is in our stockholders’ interests that a greater portion of Mr. Danner’s compensation package for 2010 consist of compensation contingent upon performance, as discussed below under “— Annual Performance-Based Incentive Compensation — 2010.” Because Mr. Kishkill received an increase in his base salary in November 2009 in connection with his assumption of the role of President, Eastern Hemisphere of EESLP, he did not receive an increase in his base salary for 2010.

		2009	2010
		Base	Base
		Salary	Salary
Officer	Title	($)	($)

Ernie L. Danner	President and Chief Executive Officer	450,000	500,000

J. Michael Anderson	Senior Vice President and Chief Financial Officer	355,000	365,000

D. Bradley Childers	Senior Vice President	340,000	350,000

Joseph G. Kishkill	Senior Vice President	340,000	340,000

Daniel K. Schlanger	Senior Vice President, Operations Services	300,000	325,000

Annual Performance-Based Incentive Compensation

2009.  In February 2009, the Compensation Committee adopted a short-term incentive program (the “2009 Incentive Program”) to provide the short-term incentive compensation element of our total direct compensation program for this year. Under the 2009 Incentive Program, each Named Executive Officer was eligible to receive an annual cash award based on the Compensation Committee’s assessment of our performance for 2009 relative to certain key business activities and indicators, as well as each executive officer’s individual contribution toward those criteria.

In determining the target 2009 bonus opportunity for each Named Executive Officer, the Compensation Committee considered his relative responsibility and his potential impact on the achievement of our performance criteria. Those bonus targets, expressed as a percentage of each Named Executive Officer’s base salary for 2009, were as follows:

		2009 Bonus	2009 Bonus
		Target	Target
Executive Officer	Title	(% of Base Salary)	($)

Ernie L. Danner	President and Chief Executive Officer	90 (1)	405,000 (1)

Stephen A. Snider	Former Chief Executive Officer	100	300,000 (2)

J. Michael Anderson	Senior Vice President and Chief Financial Officer	70	248,500

D. Bradley Childers	Senior Vice President	70	238,000

Joseph G. Kishkill	Senior Vice President	70	199,085

Daniel K. Schlanger	Senior Vice President, Operations Services	60	180,000

Norman A. Mckay	Former Senior Vice President	70	245,140

(1)	Mr. Danner’s target bonus under the 2009 Incentive Program was set at (i) 80% for the period from January 1, 2009 through June 30, 2009, during which he served as our President and Chief Operating Officer, and (ii) 100% for the period from July 1, 2009, when he assumed his new duties as our Chief Executive Officer, through December 31, 2009.

(2)	This amount reflects a proration of Mr. Snider’s bonus target under the 2009 Incentive Program for the period from January 1, 2009 through the date of his retirement on June 30, 2009.

Under the 2009 Incentive Program, each Named Executive Officer was eligible to receive an annual cash award, at a level of 0% to 200% of his target bonus, based on our performance for 2009 relative to the key business activities and indicators listed below, as adjusted based on individual performance, in each case based on the Compensation Committee’s determination, in its discretion and with input from management, of the level of attainment of applicable Company and individual performance, as well as one or more of the following items that the Compensation Committee could choose to consider, in its discretion:

•	our performance relative to our business plan;

•	existing or anticipated financial, economic and industry conditions; and

•	such other factors or criteria as the Compensation Committee, in its discretion, deemed appropriate.

The Compensation Committee initially determined the key business activities and indicators for 2009 would relate to the following:

•	Employee training and development;

•	Efficient management of our idle assets;

•	Financial and stockholder returns;

•	Project management; and

•	Safety.

In setting the key business activities and indicators for 2009, the Compensation Committee reserved the right to modify the target levels of one or more of these criteria in its discretion based on internal and external developments during the course of 2009. During the second quarter of 2009, the Venezuelan state-owned oil company assumed control over substantially all our assets and operations in Venezuela. As a result, the Compensation Committee exercised its discretion to revise certain financial and stockholder returns target levels during 2009, as shown in the table below. Also during 2009, management reviewed idle compression assets used in our contract operations segment that were not cost efficient to maintain and operate and retired those assets from the fleet, and the Compensation Committee exercised its discretion to make this target more difficult to achieve by lowering the amount of idle horsepower allowed under this target level, as shown in the table below. In addition, in consideration of challenging market conditions during 2009 and the measures we took in response, including a workforce reduction, suspension of merit increases in base salary and suspension of benefits under certain of our employee benefit plans, management determined to temporarily defer the employee training and development activities to 2010. Further, although generation of free cash flow was already an element of the Company’s business plan for 2009, as a result of continuing deterioration of energy and economic conditions during the year, management and the Compensation Committee determined to place a much greater emphasis on this during the second half of 2009 and increased the importance of this factor. These adjustments to the key business activities and indicators were intended to align incentive award payments more closely with the developing goals of the underlying business.

The following table shows the key business activities and indicators under the 2009 Incentive Program, as revised by the Compensation Committee in its discretion, and the results achieved under those activities and indicators, for the year ended December 31, 2009.

Key Business Activities and Indicators	2009 Target Level		2009 Result

Generation of free cash flow(1)	$156 million		$209 million
Efficient management of idle assets:
Idle horsepower at year-end(2)	<1.3 million		1.7 million
Service gross margin per HP(3)	≥$11.00 per month		$10.56
Financial and stockholder returns:
Recurring earnings per share	≥$1.01	(4)	$1.02
Recurring return on tangible equity(5)	≥4.4	%(4)	4.2%
Exterran Holdings stockholder returns	> S&P 500		(22	)%(6)
	>XNG		(43	)%(7)
	>OSX		(60	)%(8)
Partnership unitholder returns	>AMZ		46	%(9)
Reduction in working capital from continuing operations	≥$50 million		$131 million
Project management:
International bookings(10)	≥$500 million		$775 million
Key project management		(11)		(11)
Safety:
Total recordable incident rate(12)	≤1.0		0.79
Global preventable vehicle incidents	<300		240

(1)	Refers to cash provided by operating activities less cash used in investing activities (primarily capital expenditures less proceeds from asset sales) and cash distributions to the Partnership’s non-controlling partners.

(2)	Refers to aggregate non-operating compression horsepower in our North America and international fleet as of December 31, 2009. In early 2009, the Compensation Committee set our 2009 target level for idle horsepower at less than 1.5 million. However, during 2009, management reviewed idle compression assets used in our contract operations segment that were not cost efficient to maintain and operate and retired those assets from the fleet, and the Compensation Committee exercised its discretion to lower the amount of idle horsepower allowed under this target level to less than 1.3 million.

(3)	Refers to gross margin from contract operations and after-market services, divided by total horsepower.

(4)	In early 2009, the Compensation Committee set our 2009 target levels for earnings per share and returns on tangible equity at $1.56 and 5.6%, respectively. However, during the second quarter of 2009, the Venezuelan state-owned oil company assumed control over substantially all our assets and operations in Venezuela, and the Compensation Committee exercised its discretion to revise these target levels as shown above.

(5)	Refers to recurring net income, divided by total equity less intangible assets.

(6)	Refers to the difference between the percentage increase, from December 31, 2008 through December 31, 2009, of our stock price, 1%, and the percentage increase of the S&P 500, 23%, for the same period.

(7)	Refers to the difference between the percentage increase, from December 31, 2008 through December 31, 2009, of our stock price, 1%, and the percentage increase of the NYSE Arca Natural Gas Index, 44%, for the same period.

(8)	Refers to the difference between the percentage increase, from December 31, 2008 through December 31, 2009, of our stock price, 1%, and the percentage increase of the Philadelphia Stock Exchange Oil Service Sector, 61%, for the same period.

(9)	Refers to the difference between the total return (adjusted for distributions), from December 31, 2008 through December 31, 2009, of the Partnership’s unit price, 122%, compared to the total return of the Alerian MLP Index, 76%, for the same period.

(10)	Refers to bookings, excluding our Belleli Energy operations, made outside the United States and Canada related to product sales and new contract operations projects.

(11)	We have not disclosed target levels or results with respect to key project management because we believe such disclosure would provide third parties with information that would cause us competitive harm. Because these targets were developed strictly for internal planning purposes and their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential planning process and strategies that could cause us substantial competitive harm, we do not disclose these targets publicly. The Compensation Committee believes that this performance measure was set at a level such that achievement of the target levels would be challenging in 2009.

(12)	Refers to the incident rate for both recordable injuries and lost time accidents for all employees worldwide.

The Compensation Committee awarded performance-based short-term incentive compensation for 2009 under the 2009 Incentive Program based on the Committee’s assessment, with input from management, of our performance based on the criteria listed above, as well as each executive officer’s individual contribution toward those criteria. No specific weight was assigned to any particular Company performance indicator or individual level of contribution, and, with respect to a performance-based award to be made to a particular executive officer, no specific weight was made as between Company performance and individual contribution.

In determining the payout amounts under the 2009 Incentive Program for each of the Named Executive Officers, the Compensation Committee also considered our relative performance under rapidly changing market conditions together with its desire to achieve a measure of internal pay equity among the Named Executive Officers and, taking into consideration the recommendations of our Chief Executive Officer with respect to each executive officer other than himself, as described above, it focused on the executives’ teamwork, individual leadership and individual contributions to our performance. While no specific weight was assigned to any particular Company performance indicator, the Compensation Committee did focus in particular on the importance, given the economic environment in 2009, of the generation of free cash flow and the Company’s significant progress on this performance measure in the latter half of 2009. The following payout amounts under the 2009 Incentive Program were approved by the Compensation Committee and were applied to our Named Executive Officers as indicated:

	2009 Bonus
Executive Officer	($)

Ernie L. Danner	303,750
Stephen A. Snider	120,000	(1)
J. Michael Anderson	175,000
D. Bradley Childers	165,000
Joseph G. Kishkill	160,000
Daniel K. Schlanger	155,000
Norman A. Mckay	—	(2)

(1)	Under the 2009 Incentive Program, Mr. Snider had the option to elect to be paid his award either upon his retirement or in March 2010 concurrently with the payment of awards to our other Named Executive Officers. Because Mr. Snider elected to be paid his award upon his retirement, the Compensation Committee approved his award under the 2009 Incentive Program in August 2009 based upon a mid-year review of Company performance relative to the key business activities and indicators then under consideration, prior to the adjustments in key business activities and indicators discussed above.

(2)	Mr. Mckay was not eligible for a payout under the 2009 Incentive Program because his employment with us concluded in October 2009.

In February 2010, the Compensation Committee determined to award Mr. Schlanger a discretionary cash bonus in consideration for his individual contribution as the Partnership’s Chief Financial Officer from its inception to March 2009. This cash bonus, in the amount of $67,500, was awarded outside the 2009 Incentive Program and is in addition to his award under the 2009 Incentive Program shown in the table above.

2010.  In February 2010, the Compensation Committee adopted a short-term incentive program (the “2010 Incentive Program”) to provide the short-term incentive compensation element of our total direct compensation program for this year. Under the 2010 Incentive Program, each Named Executive Officer will be eligible to receive an annual cash award based on the Compensation Committee’s assessment of our performance for 2010 relative to key business activities and indicators listed below, as well as each executive officer’s individual contribution toward those criteria:

•	Generation of free cash flow, along with the achievement of other financial targets within the 2010 business plan, including EBITDA, earnings per share and bookings of new business;

•	Customer service, to be assessed by various regional and group metrics for measuring and enhancing customer service;

•	Employee development, to be assessed by successful implementation of various regional and group initiatives; and

•	Safety, to be assessed by specific regional and group metrics for the incident rate for both recordable injuries (“TRIR”) and the number of vehicle incidents, with a corporate TRIR target of 0.9 or less.

The Compensation Committee may also choose to consider, in its discretion, one ore more of the following items:

•	our performance relative to our business plan;

•	existing or anticipated financial, economic and industry conditions; and

•	such other factors or criteria as the Compensation Committee, in its discretion, deems appropriate.

We have not disclosed our target level with respect to generation of free cash flow or the achievement of the other financial targets listed above because they are derived from internal analyses and projections of our performance, reflecting our business strategy for the current year, and were developed for internal planning purposes. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential planning process and strategies that could cause us substantial competitive harm. While future results cannot be predicted with certainty, the Compensation Committee believes that these performance measures are set at a level such that achievement of the target levels will be challenging but reasonable in light of past performance, future expectations and market conditions.

The Compensation Committee intends to award performance-based short-term incentive compensation for 2010 under the 2010 Incentive Program based on the Compensation Committee’s assessment, with input from management, of our performance based on the criteria listed above, as well as each executive officer’s individual contribution toward those criteria. No specific weight will be assigned to any particular Company performance or individual level of contribution, and, with respect to a performance-based award to be made to a particular executive officer, no specific weight will be made as between Company performance and individual contribution. The Compensation Committee has reserved the right to modify the list of criteria as well as target levels of one or more of these criteria in its discretion based on internal and external developments during the course of 2010.

Each executive officer’s target bonus payment under the 2010 Incentive Program will be a specified percentage of that individual’s base salary, and each executive officer’s actual bonus payment may be paid out at a level of 0% to 200% of target bonus based on Company performance, as may be adjusted based on individual performance, in each case based on the Compensation Committee’s determination, in its discretion and with input from management, of the level of attainment of applicable Company and individual performance. The Compensation Committee considered the relative responsibility of each executive officer and his potential impact on the achievement of our performance criteria in determining the target 2010 bonus opportunity for each of the Named Executive Officers (expressed as a percentage of each Named Executive Officer’s base salary for 2010), which is as follows:

		2010 Bonus
		Target
Executive Officer	Title	(%)

Ernie L. Danner	President and Chief Executive Officer	140
J. Michael Anderson	Senior Vice President and Chief Financial Officer	70
D. Bradley Childers	Senior Vice President	70
Joseph G. Kishkill	Senior Vice President	70
Daniel K. Schlanger	Senior Vice President, Operations Services	70

As discussed above under “— Base Salaries — 2010,” Mr. Danner’s base salary for 2010 is expected to fall within the 25th percentile of chief executive officers of similarly-sized companies in the general industry and the oilfield services industry. The Compensation Committee has determined that it is in our stockholders’ interests that a greater portion of Mr. Danner’s compensation package for 2010 consist of compensation contingent upon performance and, accordingly, has set Mr. Danner’s 2010 short-term incentive target at 140% of his base salary for 2010. Mr. Danner’s base salary for 2010 and bonus target under the 2010 Incentive Program, if achieved at target level, together are expected to place him approximately at the 50th percentile of chief executive officers of similarly-sized companies in the general industry and the oilfield services industry.

We anticipate that awards under the 2010 Incentive Program for the year ending December 31, 2010 will be determined and paid in the first quarter of 2011.

Long-Term Incentive Compensation

Our Compensation Committee and management believe that our executive officers and other key employees should have an ongoing stake in our success and that these individuals should have a meaningful portion of their total compensation tied to the achievement of our strategic objectives and long-term financial and operational performance. Our Compensation Committee believes that:

•	grants of stock options provide an incentive to our key employees and executive officers to work toward our long-term performance goals, as the benefit will increase only if and to the extent that the value of our common stock increases;

•	grants of restricted stock and restricted stock units not only provide an incentive to our key employees and executive officers to work toward long-term performance goals, but also serve as a retention tool; and

•	grants of Partnership phantom units with tandem distribution equivalent rights (“DERs”) serve to emphasize our growth objectives with respect to the Partnership. Such grants were made from the Exterran Partners, L.P. Long-Term Incentive Plan (“Partnership Plan”), which is solely administered by the compensation committee of Exterran GP LLC, the general partner of the Partnership’s general partner. DERs are the right to receive cash distributions that are provided to all common unitholders, subject to the same vesting restrictions and risk of forfeiture applicable to the underlying grant.

Equity awards are effective, and a value is assigned based on the closing market price of our common stock, on the date of Compensation Committee or Board approval. Awards generally vest at the rate of one-third per year over a three-year period of employment and, in the case of full value awards, over a minimum period of three years.

The Compensation Committee has also delegated limited authority to a committee of the Board, which is currently comprised of our Chief Executive Officer, to grant off-cycle equity awards, with the following restrictions:

•	Equity grants are limited to an aggregate value of $1.0 million per quarter;

•	The value of equity that can be awarded to any one individual is limited to $200,000, based on the grant date fair market value;

•	Full value awards will vest over a minimum of three years;

•	No grants will be made to a Section 16 officer;

•	No grants will be made retroactively; and

•	All grants are required to be regularly reported to the Compensation Committee.

During 2009, an aggregate of 60,944 stock options and 19,141 shares of restricted stock, which did not exceed the limits discussed above, was granted to our employees pursuant to this delegation of authority by the Compensation Committee.

2009.  Based on the philosophy discussed above, the Compensation Committee established the mix of long-term incentive awards (“LTI Awards”) for 2009 for our executive officers generally to consist of 45% Exterran restricted stock, 45% Exterran stock options and 10% Partnership phantom units, or a combination of the foregoing to certain other key employees. Please see the Summary Compensation Table for 2009 and the Grants of Plan-Based Awards for 2009 table below for more information regarding the LTI Awards granted to our Named Executive Officers in 2009.

As previously disclosed, in its discretion and in contemplation of Mr. Snider’s planned retirement as our Chief Executive Officer in June 2009, and in recognition of his 18 years of service to us, the Compensation Committee in March 2009 adopted award agreements for Mr. Snider that provided that, upon his retirement, (a) the outstanding unvested options and restricted shares granted in 2009 vested in full and (b) the exercise term of each option granted in 2009 is seven years from the date of grant. Also in connection with Mr. Snider’s 2009 LTI Award, Exterran GP LLC’s compensation committee adopted a separate award agreement for Mr. Snider that provides that each outstanding Partnership phantom unit granted in 2009 vested in full upon Mr. Snider’s retirement date.

2010. Our Compensation Committee and management continue to believe that our executive officers and other key employees should have an ongoing stake in our success and that these individuals should have a meaningful portion of their total compensation tied to the achievement of our strategic objectives and long-term financial and operational performance. The Compensation Committee believes that performance shares also encourage long-range planning and reward sustained stockholder value creation and, accordingly, determined to include performance shares, in addition to the equity awards discussed above, in the makeup of the LTI Awards for 2010 for our Named Executive Officers. The performance shares are payable based on achievement of certain specified Company cash flow metrics, and may be paid out at a level of 0% to 200% of the grant value. Payout amounts under the performance shares will be determined on the one-year anniversary date of grant, based on performance from January 1, 2010 through December 31, 2010, and vest on the third-year anniversary date of grant.

We have not disclosed our target levels with respect to the cash flow and return on capital employed metrics that would result in payment of the performance shares because they are derived from internal analyses and projections of our performance, reflecting our business strategy for the current year, and were developed for internal planning purposes. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential planning process and strategies that could cause us substantial competitive harm. While future results cannot be predicted with certainty, the Compensation Committee believes that these performance measures are set at levels such that achievement of them will be challenging but reasonable in light of past performance, future expectations and market conditions.

Taking into consideration the objectives of stock options, restricted stock, restricted stock units, Partnership phantom units with DERs and performance shares, as discussed above, the Compensation Committee

(and Exterran GP LLC’s compensation committee in the case of the Partnership phantom units with DERs) determined to make LTI Awards for 2010 to our Named Executive Officers as follows:

			Restricted
			Stock or	Phantom
		Stock	Restricted	Units with	Performance
Executive Officer	Title	Options	Stock Units	DERs	Shares

Ernie L. Danner	President and Chief Executive Officer	118,785	45,495	10,052	21,978

J. Michael Anderson	Senior Vice President and Chief Financial Officer	34,861	13,352	2,950	5,495

D. Bradley Childers	Senior Vice President	29,696	11,374	2,513	5,495

Joseph G. Kishkill	Senior Vice President	29,696	11,374	2,513	5,495

Daniel K. Schlanger	Senior Vice President, Operations Services	27,114	10,385	2,295	5,495

In addition to the annual grant for 2010 discussed above, in recognition of Mr. Danner’s leadership and Company performance during the second half of 2009, together with Mr. Danner’s willingness to forgo any salary increase or adjustment to his LTI Award opportunity when promoted to Chief Executive Officer in June 2009, in February 2010 the Compensation Committee awarded Mr. Danner a one-time grant of 51,645 stock options, 19,780 shares of restricted stock and 4,371 Partnership phantom units.

In addition to the annual grant for 2010 discussed above, the Compensation Committee awarded Mr. Kishkill a one-time grant of 8,608 stock options and 3,297 restricted stock units in recognition of Mr. Kishkill’s assumption of the role of President, Eastern Hemisphere of EESLP in late 2009.

Other Compensation Programs

401(k) Retirement and Savings Plan

The Exterran 401(k) Plan provides employees, including our Named Executive Officers, the opportunity to defer up to 25% of their eligible salary, up to the Internal Revenue Service (“IRS”) maximum deferral amount, on a pre-tax basis. This is accomplished through contributions to an account maintained by an independent trustee. From January 1, 2009 through June 30, 2009, we matched 100% of an employee’s contribution to a maximum of 1% of the employee’s annual eligible compensation, plus 50% of an employee’s contribution from 2% to a maximum of 6% of the employee’s annual eligible compensation. Effective July 1, 2009, in light of rapidly changing market conditions, we suspended our matching contributions under the 401(k) Plan for a one-year period, following which we will determine whether to reinstate the Company match.

The employee directs how contributions to the 401(k) Plan are invested. Employees vest in our matching contributions after two years of service. The Exterran 401(k) Plan includes a sunset provision which requires that employees divest their Plan account of our common stock by December 31, 2010.

Employees’ Supplemental Savings Plan

Prior to the merger, Universal sponsored an Employees’ Supplemental Savings Plan (the “ESSP”), through which employees with an annual base salary of $100,000 or more, including certain of the Named Executive Officers, could defer up to 25% of their eligible salary on a pre-tax basis. The ESSP is a nonqualified, deferred compensation plan and participation was voluntary. Participants could also defer up to 100% of their incentive bonus in 25% increments. Universal’s policy was to provide matching contributions to the ESSP in the form of Universal common stock. Deferrals from bonuses were not eligible for the match. The match limits of 3% and 4.5% (based on company tenure) were aggregate amounts that included both the Universal 401(k) Plan and the ESSP match amounts. The ESSP was designed in part to provide a mechanism to restore qualified plan benefits that were reduced as a result of limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). It also enabled deferral of compensation that would otherwise be treated as excess employee remuneration by Universal within the meaning of Section 162(m) of the Code.

Effective January 1, 2008, the ESSP was amended to (i) change the plan sponsor to Exterran, (ii) freeze the ESSP with respect to new participation and contributions as of December 31, 2007, (iii) fully vest the accounts of active participants as of that date, and (iv) transfer all Plan benefits that were earned or vested after December 31, 2004, along with all earnings thereon, from the ESSP into the Exterran Deferred Compensation Plan. The ESSP is intended to be a “grandfathered” plan for purposes of Section 409A of the Code.

Deferred Compensation Plan

Under the Exterran Deferred Compensation Plan (the “Deferred Compensation Plan”), key management and highly compensated employees, including our Named Executive Officers, may (i) defer receipt of their compensation, including up to 100% of their salaries and up to 100% of their bonuses, and (ii) be credited with Company contributions that are designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to qualified plan limits under the Code. We may, but have no obligation to, make discretionary contributions on behalf of a participant, in such form and amount as our Compensation Committee deems appropriate, in its sole discretion. In addition, effective January 1, 2008, all ESSP benefits subject to Section 409A of the Code were transferred from the ESSP into the Deferred Compensation Plan.

Participant elections with respect to deferrals of compensation and distributions generally must be made in the year preceding that in which the compensation is earned, except that our Compensation Committee may permit a newly eligible participant to make deferral elections up to 30 days after he or she first becomes eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is an “unfunded” plan for state and federal tax purposes, and participants have the rights of our unsecured creditors with respect to their Deferred Compensation Plan accounts.

Participants may elect to receive distributions of their accounts while still employed by us or upon the participant’s separation from service or disability, each as defined in the Deferred Compensation Plan, either in a lump sum or in two to 10 annual installments. Distributions will be made in cash, except that a participant may elect to have any portion of his or her account that is deemed invested in our common stock distributed in shares of common stock if the distribution is made prior to January 1, 2011.

Effective July 1, 2009, in light of rapidly changing market conditions, we suspended our matching contributions under the Deferred Compensation Plan for a one-year period, following which we will determine whether to reinstate such contributions.

Employee Stock Purchase Plan

The Exterran Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. From January 1, 2009 through June 30, 2009, employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (i) 85% of the fair market value of a share of common stock on the offering date or (ii) 85% of the fair market value of a share of common stock on the purchase date. Effective July 1, 2009, in light of changing market conditions, the Compensation Committee determined that employees who elect to participate in the ESPP can purchase a share of our common stock at the lesser of (i) 95% of the fair market value of a share of common stock on the offering date or (ii) 95% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 650,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. At December 31, 2009, 342,938 shares remained available for purchase under the ESPP.

Amended and Restated 2007 Stock Incentive Plan

The Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (as amended, the “Stock Incentive Plan”) is administered by our Compensation Committee and authorizes the issuance of awards, at the discretion of our Compensation Committee, of our stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our directors and employees and employees of our subsidiaries. A maximum of 6,750,000 shares of our common stock is available for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by Universal’s and Hanover’s stockholders in connection with their approval of the merger of the two companies that took place on August 20, 2007.

Exterran Partners Long-Term Incentive Plan

The Partnership Plan, which is administered by the Partnership’s compensation committee, provides incentive compensation awards based on the value of the Partnership’s common units to management, directors, employees and consultants of us, the Partnership and our respective affiliates who perform services for the Partnership and its subsidiaries. The Partnership Plan also enhances our ability to attract and retain the services of individuals essential for the Partnership’s growth and profitability and encourages them to devote their best efforts to advancing the Partnership’s business.

The Partnership Plan provides for the grant of up to an aggregate of 1,035,378 units, restricted units, phantom units, unit options, unit awards or substitute awards and, with respect to unit options and phantom units, the grant of DERs. DERs are credited with an amount equal to any cash distributions the Partnership makes on its common units during the period phantom units are outstanding and are payable upon vesting of the tandem phantom units without interest. Since the inception of the Partnership Plan, the Partnership has awarded only unit options and phantom units.

Medical Expense Reimbursement Plan

The Medical Expense Reimbursement Plan (“MERP”) is a plan made available to certain of our executive officers that supplements the standard medical and dental benefit plans available to all our employees. During 2009, the MERP provided for reimbursement, in an amount up to $10,000, of certain out-of-pocket medical costs incurred by the executive or his dependents that were not covered by our standard medical and dental plans.

Perquisites

We made what we believe were limited use of perquisites during 2009. A taxable benefit of tax preparation and planning services was made available to certain of our executive officers. The health care and insurance coverage provided to our executives was the same as that provided to all active employees with the exception of the MERP, which provided for additional medical, dental, and vision benefits to certain of our executive officers during 2009. In addition, pursuant to an agreement entered into with Universal in 2001, Mr. Snider and his spouse will continue to participate at no cost in our medical benefit plan following his retirement. The Compensation Committee established a policy in early 2009 that tax gross-ups would no longer be provided on income attributable to change of control agreements entered into in the future or on executive or director perquisites.

Change of Control Arrangements

Change of Control Provisions in Equity Plans

The Stock Incentive Plan and the Partnership Plan provide for accelerated vesting of outstanding equity awards in the event of a change of control.

Change of Control Provisions in 401(k) Plans

The Exterran 401(k) Plan provides for accelerated vesting of all Company matching contributions in the event of a change of control.

Hanover and Universal Change of Control Agreements

Prior to the merger, each of Hanover and Universal had entered into change of control agreements with certain of their respective executive officers and key members of management, including Mr. Mckay. The merger triggered a change of control under these agreements. For those executives and key employees whose employment with us terminated under certain circumstances within a year following the change of control, the appropriate payments have been made.

Following the combination of Universal and Hanover, we and Mr. Mckay extended the term of his change of control agreement through August 20, 2009. Effective August 5, 2009, we entered into an Amendment and Discharge of Change of Control Agreement (the “Amendment”) with Mr. Mckay, pursuant to which Mr. Mckay waived his rights under the change of control agreement and we paid him a cash payment. A more specific description of the terms of Mr. Mckay’s change of control agreement, his waiver of his rights thereunder and the payment made to him is provided in this Proxy Statement on page 44.

Exterran Change of Control Agreements

We have entered into change of control agreements with each of Messrs. Danner, Anderson, Childers, Kishkill and Schlanger (the “Exterran change of control agreements”). Our Compensation Committee considers the provision of change of control agreements for our executive officers to be a customary part of executive compensation and, therefore, necessary to attracting and retaining executive talent. Our change of control agreements are designed to promote continuity of management in the event of a change of control.

The Exterran change of control agreements generally provide that if the executive is terminated within 18 months after a change of control occurs, or if during that period the executive terminates his employment for “good reason,” as defined in the agreements, he will be entitled to a payment equal to a multiple of two times the executive’s annual base salary and target bonus (three times base salary and bonus, in the case of Mr. Danner), will be provided health and welfare benefits for a number of years equaling the payment multiple, and will receive certain other forms of remuneration. A more specific description of the terms of the Exterran change of control agreements, together with an estimate of the payouts in connection with such agreements, assuming a change of control and “qualifying termination,” is provided in this Proxy Statement beginning on page 45.

Stock Ownership Requirements

We do not have any policy or guidelines that require specified ownership of our common stock by our executive officers or any stock retention guidelines applicable to equity-based awards granted to our executive officers. Each of our directors is required to hold an amount of our common stock with a market value of at least five times his or her annual base retainer (which currently amounts to $250,000 of our common stock). Each director has three years from May 6, 2008 or, if later, the director’s date of election to the Board of Directors, to meet this stock ownership requirement. As of March 11, 2010, the Named Executive Officers, other than Messrs. Snider and Mckay, collectively held 70,977 shares of common stock, 1,115,852 stock options, 172,403 shares of restricted stock and 73,245 restricted stock units.

Compensation Deduction Limitations

Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer in any fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including certain predetermined objective standards approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers is an important part of our responsibilities and benefits our stockholders. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors

Stephen M. Pazuk, Chair
Gordon T. Hall
J.W.G. Honeybourne
Mark A. McCollum
William C. Pate

INFORMATION REGARDING EXECUTIVE COMPENSATION

In the tables that follow, compensation paid and equity awards granted prior to August 20, 2007 were by Universal (in the case of Messrs. Danner, Snider, Anderson, Childers, Kishkill and Schlanger) or by Hanover (in the case of Mr. Mckay) pursuant to the executive’s employment with each respective company. Any compensation paid thereafter was in connection with each executive’s employment with Exterran.

Summary Compensation Table for 2009

The following table sets forth certain information with respect to compensation paid during 2007, 2008 and 2009 to each of our Named Executive Officers.

								Non-Equity
								Incentive
						Stock	Option	Plan	All Other
			Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Name and Position	Year		($)	($)(1)		($)(2)	($)(3)	($)(4)	($)(5)	($)

Ernie L. Danner,	2009		450,000	—		550,003	434,615	303,750	19,511	1,757,879
President and Chief	2008	(6)	91,778	—		—	729,744	52,900	1,865,832	2,740,254
Executive Officer	2007	(6)	241,673	—		150,038	33,460	—	35,226	460,397
Stephen A. Snider,	2009		334,664	—		687,500	543,269	120,000 (7)	97,994	1,783,427
Former Chief	2008		592,710	—		1,650,006	1,023,485	352,800	71,694	3,690,695
Executive Officer	2007		550,000	—		1,605,628	1,248,814	350,000	44,486	3,798,928
J. Michael Anderson,	2009		355,000	—		440,003	347,695	175,000	17,161	1,334,859
Senior Vice President,	2008		346,367	160,000		990,402	614,166	146,100	36,275	2,293,310
Chief Financial Officer and Chief of Staff	2007		309,808	—		451,590	351,242	200,000	18,081	1,330,721
D. Bradley Childers,	2009		340,000	—		385,009	304,233	165,000	21,211	1,215,453
Senior Vice President and	2008		332,711	160,000		935,323	579,994	139,900	48,390	2,196,318
President, North America of EESLP	2007		300,000	—		451,590	351,242	200,000	25,489	1,328,321
Joseph G. Kishkill,	2009		284,407	—		385,009	304,233	160,000	5,416	1,139,065
Senior Vice President, and President, Eastern Hemisphere of EESLP
Daniel K. Schlanger,	2009		300,000	67,500	(8)	275,009	217,307	155,000	13,709	1,028,525
Senior Vice President,	2008		293,788	125,000		659,604	409,507	88,200	21,926	1,598,025
Operations Services	2007		265,192	—		301,060	234,151	150,000	7,346	957,749
Norman A. Mckay,	2009	(9)	321,915	—		385,009	304,233	—	1,422,556	2,433,713
Former Senior Vice President and former	2008		347,690	310,000		465,171	234,741	102,900	146,071	1,606,573
President, Eastern Hemisphere of EESLP	2007		260,073	210,000	(10)	624,883	96,874	215,000	115,406	1,522,236

(1)	After the proposed merger of Hanover and Universal was announced, during the first quarter of 2007, the boards of directors of Hanover and Universal approved the adoption of retention plans that were intended to provide select employees, including certain of our Named Executive Officers, with an incentive to continue employment in light of the pending merger between the two companies. The amounts included in this column for 2008 represent the cash payment of retention bonuses (i) on April 30, 2008 under the Universal Retention Bonus Plan for Messrs. Anderson, Childers and Schlanger and (ii) on March 31, 2008 under the Hanover Retention Plan for Mr. Mckay.

(2)	The amounts included in this column represent the grant date fair value of (a) restricted shares of our common stock, awarded and recognized by us, and (b) Partnership phantom units with DERs, awarded and recognized by the Partnership, in each case calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”). For a discussion of valuation assumptions, see Note 16 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2009. Please see the Grants of Plan-Based Awards for 2009 table below for more information regarding equity-based awards granted in 2009.

(3)	The amounts included in this column represent the grant date fair value of (a) options to purchase our common stock, (b) options to purchase the Partnership’s common units, awarded and recognized by the Partnership, and (c) unit appreciation rights with respect to the Partnership’s common units, awarded and recognized by us, in each case calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 16 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2009. Please see the Grants of Plan-Based Awards for 2009 table below for more information regarding equity-based awards granted in 2009.

(4)	The amounts included in this column for 2009 represent cash payments made under the 2009 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2009, and which were paid during the first quarter of 2010.

The amounts included in this column for 2008 represent cash payments made under the Exterran Annual Performance Pay Plan, which covered the compensation measurement and performance year ended December 31, 2008, and which were paid during the first quarter of 2009.

The amounts included in this column for 2007 represent the following cash awards:

•	For Messrs. Snider, Anderson, Childers and Schlanger, a cash payment under Universal’s 2007 Officer Incentive Plan, which covered the compensation measurement and performance review year ended December 31, 2007, and which was paid during the first quarter of 2008; and

•	For Mr. Mckay:

•	a cash payment under Hanover’s 2007 Short-Term Incentive Program, which covered the compensation measurement and performance review year ended December 31, 2007, and which was paid during the first quarter of 2008; and

•	a cash bonus representing an additional 50% of target payout to supplement the payout (described in footnote (10) of this table) under Hanover’s Long-Term Incentive Program. This supplemental cash bonus was approved by Hanover’s compensation committee to partially correct the inequity created under the terms of Hanover’s 2003 Stock Incentive Plan, which limited the payout in the event of a change of control to 100% of target payout (despite expected actual performance at 200% of stated corporate performance objectives). The supplemental cash bonus was paid upon consummation of the merger of Hanover and Universal.

(5)	The amounts shown in this column for the year ended December 31, 2009 are attributable to the following:

			Tax
			Preparation
	401(k) Plan	Executive	and
	Matching	Medical	Planning
	Contribution	Coverage	Services	DERs	Other		Total
Name	($)(a)	($)(b)	($)	($)(c)	($)		($)

Ernie L. Danner	2,546	6,402	8,600	—	1,963	(d)	19,511
Stephen A. Snider	7,834	6,402	9,400	24,358	50,000	(e)	97,994
J. Michael Anderson	6,250	6,402	1,200	3,309	—		17,161
D. Bradley Childers	7,185	6,402	4,500	3,124	—		21,211
Joseph G. Kishkill	—	—	—	—	5,416	(f)	5,416
Daniel K. Schlanger	5,106	6,402	—	2,201	—		13,709
Norman A. Mckay	7,158	—	—	—	1,415,398	(g)	1,422,556

(a)	Executives could contribute up to 25% (subject to limits established by the IRS) of their salary to the Exterran 401(k) Plan.

(b)	Represents premiums paid for medical coverage under the MERP.

(c)	Represents a cash payment pursuant to DERs payable upon vesting of Partnership phantom units.

(d)	Represents reimbursement for an annual physical exam.

(e)	Represents payments made to Mr. Snider for consulting services provided to us from July 1, 2009 through December 31, 2009, pursuant to the Consulting Agreement we entered into with him on May 4, 2009.

(f)	Represents reimbursement for certain U.S. tax penalties and interest owed by Mr. Kishkill directly related to the Company erroneously providing Mr. Kishkill’s compensation information for 2007 on an untimely basis while he was employed by the Company in Argentina.

(g)	Includes (i) $137,796 for Mr. Mckay’s annual expatriate benefits, including $7,269 for an expatriate hardship payment, $6,439 for an expatriate automobile allowance, $51,729 for a residential allowance, $19,653 for reimbursement of residential utilities, $50,016 for reimbursement of school tuition for Mr. Mckay’s children and $2,690 for a vacation travel allowance, (ii) $86,922 for reimbursement for certain amounts owed by Mr. Mckay, a non-U.S. citizen, to the U.S. Internal Revenue Service directly related to the portion of his time he spent conducting our business within the United States during 2007 and 2008 and (iii) $1,190,680 paid to Mr. Mckay in accordance with an amendment and discharge agreement pursuant to which he waived his rights under his change of control agreement with Hanover. Mr. Mckay’s employment with us concluded in October 2009.

(6)	Mr. Danner was employed by Universal until August 20, 2007, the date of the merger, at which time his employment ceased; thus, the 2007 amounts shown for him represent his compensation for the period from January 1, 2007 through that date. Mr. Danner became employed by us in October 2008; thus, the 2008 amounts shown for him represent his compensation for the period from October 8, 2008 through December 31, 2008.

(7)	Mr. Snider’s target payout under the 2009 Incentive Program was prorated for the period from January 1, 2009 through the date of his retirement on June 30, 2009, as discussed above in the section entitled “Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Incentive Compensation — 2009.”

(8)	The amount shown represents Mr. Schlanger’s discretionary bonus discussed above under “Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Incentive Compensation — 2009”.

(9)	Mr. Mckay’s employment with us concluded October 31, 2009; thus, the 2009 amounts shown for him represent his compensation for the period from January 1, 2009 through October 31, 2009. All equity awards granted to Mr. Mckay that remained unvested as of October 31, 2009 were forfeited as of that date.

(10)	Represents the cash payment of a long-term incentive award at 100% of target payout earned in connection with Hanover’s Long-Term Incentive Program for a three year performance period commencing on January 1, 2005, which was governed by the terms of Hanover’s 2003 Stock Incentive Plan, the vesting of which accelerated upon consummation of the merger of Hanover and Universal.

Grants of Plan-Based Awards for 2009

The following table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2009.

					All Other		All Other
					Stock		Option		Grant Date
					Awards:		Awards:	Exercise	Fair
					Number of		Number of	or Base	Value of
		Estimated Possible Payouts Under			Shares of		Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or		Underlying	Option	Option
	Grant	Thresholdd	Target	Maximum	Units		Options	Awards	Awards
Name	Date	($)	($)	($)	(#)		(#)	($/SH)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)

Ernie L. Danner(3)		0	405,000	810,000
	3/04/2009				27,881	(4)			449,999
	3/04/2009						74,548 (5)	16.14	434,615
	3/04/2009				8,584	(6)			100,004
Stephen A. Snider(7)		0	300,000	600,000
	3/04/2009				34,851	(4)			562,495
	3/04/2009						93,185 (5)	16.14	543,269
	3/04/2009				10,730	(6)			125,005
J. Michael Anderson		0	248,500	497,000
	3/04/2009				22,305	(4)			360,003
	3/04/2009						59,639 (5)	16.14	347,695
	3/04/2009				6,867	(6)			80,001
D. Bradley Childers		0	238,000	476,000
	3/04/2009				19,517	(4)			315,004
	3/04/2009						52,184 (5)	16.14	304,233
	3/04/2009				6,009	(6)			70,005
Joseph G. Kishkill		0	199,085	398,170
	3/04/2009				19,517	(4)			315,004
	3/04/2009						52,184 (5)	16.14	304,233
	3/04/2009				6,009	(6)			70,005
Daniel K. Schlanger		0	180,000	360,000
	3/04/2009				13,941	(4)			225,008
	3/04/2009						37,274 (5)	16.14	217,307
	3/04/2009				4,292	(6)			50,002
Norman A. Mckay(8)		0	245,140	490,280
	3/04/2009				19,517	(4)			315,004
	3/04/2009						52,184 (5)	16.14	304,233
	3/04/2009				6,009	(6)			70,005

(1)	The amounts in these columns reflect the range of potential payouts under the 2009 Incentive Program. The actual payouts under the plan were determined and were paid in March 2010, as reflected in the Summary Compensation Table for 2009, above.

(2)	The value of restricted stock and stock option awards on the grant date is calculated in accordance with ASC 718.

(3)	The amounts shown for Mr. Danner in columns (c), (d) and (e) of this table reflect the range of his potential payout under the 2009 Incentive Program, set at (i) 80% for the period from January 1, 2009 through June 30, 2009, during which he served as our President and Chief Operating Officer, and (ii) 100% for the period from July 1, 2009, when he assumed his new duties as our Chief Executive Officer, through December 31, 2009.

(4)	Restricted stock awards were granted on March 4, 2009 under the Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which vested upon his retirement on June 30, 2009), subject to accelerated vesting in the event of a change of control.

(5)	Stock options were granted on March 4, 2009 under the Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which vested upon his retirement on June 30, 2009), subject to accelerated vesting in the event of a change of control.

(6)	Consists of Partnership phantom units with tandem DERs granted under the Partnership Plan and vesting on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which vested upon his retirement on June 30, 2009), subject to accelerated vesting in the event of a change of control.

(7)	The amounts shown for Mr. Snider in columns (c), (d) and (e) of this table reflect the range of his potential payout under the 2009 Incentive Program, prorated for the period from January 1, 2009 through the date of his retirement on June 30, 2009.

(8)	Mr. Mckay was ineligible for a payout under the 2009 Incentive Program because his employment with us concluded in October 2009.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table provides information regarding equity awards and equity-based awards granted by Hanover, Universal and Exterran that were outstanding at December 31, 2009.

						Stock Awards
							Market
	Option Awards						Value of
	Number of		Number of			Number of	Shares or
	Securities		Securities			Shares or	Units of
	Underlying		Underlying			Units of	Stock
	Unexercised		Unexercised	Option		Stock That	That
	Options		Options	Exercise	Option	Have Not	Have Not
	(#)		(#)	Price	Expiration	Vested	Vested
Name	Exercisable		Unexercisable	($)	Date	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)

Ernie L. Danner	64,286	(1)		25.94	12/31/2009
	64,286	(2)		25.94	12/31/2009
	21,675			30.07	4/30/2014
	22,000			38.15	3/09/2015
	34,406		68,811 (3)	23.63	10/08/2015
	25,000			43.39	3/03/2016
			74,548 (3)	16.14	3/04/2016
						27,881 (4)	598,047 (5)
						8,584 (6)	190,736 (7)
Stephen A. Snider	85,714	(1)		25.94	12/31/2009
	85,714	(2)		25.94	12/31/2009
	90,523			31.65	12/11/2010
	97,024			33.60	4/20/2011
	145,306			21.30	2/19/2012
	31,675			30.07	4/30/2014
	54,210	(3)		67.30	3/04/2015
	30,000			38.15	3/09/2015
	130,000			43.39	3/03/2016
	93,185	(3)		16.14	3/04/2016
	38,651	(8)		75.27	6/12/2017

J. Michael Anderson	64,286	(1)		25.94	12/31/2009
	64,286	(2)		25.94	12/31/2009
	67,660			17.30	3/31/2013
	17,340			17.30	3/31/2013
	16,675			30.07	4/30/2014
	3,325			30.07	4/30/2014
	10,844		21,686 (3)	67.30	3/04/2015
	17,000			38.15	3/09/2015
	20,000			43.39	3/03/2016
			59,639 (3)	16.14	3/04/2016
	7,247		3,624 (8)	75.27	6/12/2017
						32,331 (4)	693,500 (5)
						10,593 (6)	235,376 (7)

						Stock Awards
							Market
	Option Awards						Value of
	Number of	Number of				Number of	Shares or
	Securities	Securities				Shares or	Units of
	Underlying	Underlying				Units of	Stock
	Unexercised	Unexercised		Option		Stock That	That
	Options	Options		Exercise	Option	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)

D. Bradley Childers	42,857 (1)			25.94	12/31/2009
	42,857 (2)			25.94	12/31/2009
	24,238			19.03	9/03/2012
	14,182			19.03	9/03/2012
	19,016			16.71	3/10/2013
	5,984			16.71	3/10/2013
	16,675			30.07	4/30/2014
	3,325			30.07	4/30/2014
	10,240	20,480	(3)	67.30	3/04/2015
	17,000			38.15	3/09/2015
	20,000			43.39	3/03/2016
		52,184	(3)	16.14	3/04/2016
	7,247	3,624	(8)	75.27	6/12/2017
						29,097 (4)	624,131 (5)
						9,529 (6)	211,734 (7)
Joseph G. Kishkill	4,667			18.07	11/27/2012
	6,667			16.71	3/10/2013
	6,000			30.07	4/30/2014
	2,477	1,238	(3)	78.25	8/20/2014
	1,307	2,613	(3)	67.30	3/04/2015
	2,000			38.15	3/09/2015
	3,200			43.39	3/03/2016
		52,184	(3)	16.14	3/04/2016
	805	403	(8)	75.27	6/12/2017
						22,640 (4)	485,628 (5)
						6,009 (6)	133,520 (7)
Daniel K. Schlanger	10,714 (1)			25.94	12/31/2009
	10,714 (2)			25.94	12/31/2009
	107,143 (1)			21.00	12/31/2009
	7,230	14,460	(3)	67.30	3/04/2015
		37,274	(3)	16.14	3/04/2016
	4,831	2,416	(8)	75.27	6/12/2017
						20,621 (4)	442,320 (5)
						6,772 (6)	150,474 (7)
Norman A. Mckay(9)	2,477	1,238		78.25	8/20/2014
	1,307 (3)	2,613		67.30	3/04/2015
	4,225			36.86	7/08/2015
	3,132 (3)	6,262		57.54	7/29/2015
		52,184		16.14	3/04/2016

(1)	Represents options to purchase the Partnership’s common units, awarded under the Partnership Plan, that vested in a lump sum on January 1, 2009, and terminated unexercised on December 31, 2009.

(2)	Represents unit appreciation rights payable in cash by Exterran Holdings that vested in a lump sum on January 1, 2009, and terminated unexercised on December 31, 2009.

(3)	Represents options to purchase our common stock awarded under the Stock Incentive Plan that vest on each anniversary date of grant at the rate of one-third per year over a three-year period, with a term of seven years following the date of grant.

(4)	Represents our restricted stock awarded under the Stock Incentive Plan and the Universal Restricted Stock Plan or the Hanover 2006 Stock Incentive Plan that vest on each anniversary date of grant at the rate of one-third per year over a three-year period.

(5)	Based on the market closing price of our common stock on December 31, 2009 of $21.45 per share.

(6)	Represents phantom units with tandem DERs under the Partnership Plan that vest on each anniversary date of grant at the rate of one-third per year over a three-year period.

(7)	Based on the market closing price of the Partnership’s common units on December 31, 2009 of $22.22 per common unit.

(8)	Represents options to purchase our common stock, awarded under the Universal Incentive Stock Option Plan, that vest on each anniversary date of grant at the rate of one-third per year over a three-year period, with a term of 10 years following the date of grant.

(9)	Under the terms of his award agreements, Mr. Mckay had three months from the date he concluded his employment with us to exercise options that had vested as of such date. All outstanding unvested restricted stock unit awards held by Mr. Mckay were forfeited upon the conclusion of his employment with us in October 2009.

Option Exercises and Stock Vested for 2009

The following table provides additional information about the value realized by the Named Executive Officers on stock option exercises and stock award vesting during the year ended December 31, 2009. No stock options were exercised by the Named Executive Officers during the year ended December 31, 2009.

	Stock Awards
	Number
	of Shares	Value
	Acquired	Realized on
	on Vesting	Vesting
Name	(#)	($)
(a)	(d)	(e)

Ernie L. Danner	—	—
Stephen A. Snider	89,173	1,394,024	(1)
J. Michael Anderson	7,878	122,922	(2)
D. Bradley Childers	7,550	118,095	(3)
Joseph G. Kishkill	2,050	34,490	(4)
Daniel K. Schlanger	5,247	81,878	(5)
Norman A. Mckay	5,431	96,988	(6)

(1)	The value of vested shares reported for Mr. Snider is attributable to vesting of the following awards:

•	7,111 restricted shares of common stock at $18.21 — $129,491

•	3,104 Partnership phantom units with tandem DERs at $11.65 — $36,162

•	6,687 restricted shares of common stock at $16.14 — $107,928

•	16,936 Partnership phantom units with tandem DERs at $13.75 — $232,871 (in connection with Mr. Snider’s retirement on June 30, 2009)

•	55,335 restricted shares of common stock at $16.04 — $887,573 (in connection with Mr. Snider’s retirement on June 30, 2009)

(2)	The value of vested shares reported for Mr. Anderson is attributable to vesting of the following awards:

•	2,000 restricted shares of common stock at $18.21 — $36,420

•	1,864 Partnership phantom units with tandem DERs at $11.65 — $21,716

•	4,014 restricted shares of common stock at $16.14 — $64,786

(3)	The value of vested shares reported for Mr. Childers is attributable to vesting of the following awards:

•	2,000 restricted shares of common stock at $18.21 — $36,420

•	1,760 Partnership phantom units with tandem DERs at $11.65 — $20,504

•	3,790 restricted shares of common stock at $16.14 — $61,171

(4)	The value of vested shares reported for Mr. Kishkill is attributable to vesting of the following awards:

•	444 restricted shares of common stock at $18.21 — $8,085

•	532 restricted stock units at $17.05 — $9,071

•	1,074 restricted stock units at $16.14 — $17,334

(5)	The value of vested shares reported for Mr. Schlanger is attributable to vesting of the following awards:

•	1,333 restricted shares of common stock at $18.21 — $24,274

•	1,240 Partnership phantom units with tandem DERs at $11.65 — $14,446

•	2,674 restricted shares of common stock at $16.14 — $43,158

(6)	The value of vested shares reported for Mr. Mckay is attributable to vesting of the following awards:

•	2,426 restricted stock units at $19.51 — $47,331

•	532 restricted stock units at $17.05 — $9,071

•	1,314 restricted stock units at $16.14 — $21,208

•	1,159 restricted stock units at $16.72 — $19,378

Nonqualified Deferred Compensation for 2009

The following table summarizes the Named Executive Officers’ compensation under our nonqualified deferred compensation plans for the year ended December 31, 2009.

		Aggregate		Aggregate
	Executive	Earnings (Losses)	Aggregate	Balance at
	Contributions in	in Last	Withdrawals/	Last Fiscal
	Last Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)

Ernie L. Danner	112,500	23,538	—	136,038
Stephen A. Snider	40,553	619,242	899,255	1,360,059
J. Michael Anderson	—	33,997	—	135,950
D. Bradley Childers	—	34,415	—	125,859
Joseph G. Kishkill	—	—	—	—
Daniel K. Schlanger	—	8,032	—	47,744
Norman A. Mckay	—	—	—	—

Payments and Potential Payments upon Change of Control

Hanover Change of Control Agreement.  In 2005, our predecessor Hanover entered into a change of control agreement with Norman A. Mckay, our former Senior Vice President and a Named Executive Officer for 2009. In general, the change of control agreement provided that Mr. Mckay was entitled to certain benefits, including two times the sum of his base salary and target bonus amount for the year in which he was terminated, if a Qualified Termination of Employment were to occur within 12 months following a Change of Control (as both terms are defined in the agreement). The business combination of Hanover and Universal constituted a Change of Control under Mr. Mckay’s change of control agreement, and we and Mr. Mckay agreed that “Good Reason” then existed for a Qualified Termination of Employment by Mr. Mckay. Following the combination of Universal and Hanover, we and Mr. Mckay extended the term of his change of control agreement through August 20, 2009.

Effective August 5, 2009, we entered into an Amendment and Discharge of Change of Control Agreement with Mr. Mckay, pursuant to which Mr. Mckay waived his rights under the change of control agreement and we paid him the cash payment included in Note 8 to the Summary Compensation Table for 2009 on page 36 of this Proxy Statement.

Exterran Change of Control Agreements.  We have decided, as a policy matter, not to offer employment agreements to our executive officers. Certain of our executive officers, including Messrs. Danner, Anderson, Childers, Kishkill and Schlanger, have entered into change of control agreements with us. The change of control agreements are designed to aid in the retention of our executives and promote continuity of management in the event of any actual or potential change of control. Each such agreement provides that if, during the 18-month period following a change of control (as that term is defined in the change of control agreements), the executive’s employment is terminated other than for cause, death or disability, or the executive terminates his employment for good reason, then the executive will receive a lump sum in cash within 60 days after the date of termination (provided, however, that to the extent the executive is a specified employee for purposes of Section 409A of the Code, payment of amounts subject to Section 409A will be delayed for six months from the date of termination) the following:

•	an amount equal to the total of the executive’s earned but unpaid base salary through the date of termination, plus the executive’s target annual incentive bonus that would be payable to the executive for that year prorated to the date of termination, plus any earned but unpaid annual bonus for the prior year, plus any portion of the executive’s earned but unused vacation pay for that year;

•	an amount equal to two times (three times in the case of Mr. Danner) the sum of the executive’s current annual base salary and the target annual incentive bonus award that would be payable to the executive for that year;

•	an amount equal to two times (three times in the case of Mr. Danner) the total of the matching contributions that would have been credited to the executive under the Exterran 401(k) Plan and any other deferred compensation plan had the executive made the required amount of elective deferrals or contributions during the 12-month period immediately preceding the month of the executive’s date of termination, such amount being grossed up (other than with respect to Messrs. Danner and Kishkill) so that the amount the executive actually receives after payment of any federal or state taxes equals the amount described above; under the terms of their change of control agreements, neither Mr. Danner nor Mr. Kishkill is entitled to any such gross-up amount;

•	any amount previously deferred, or earned but not paid, by the executive under the incentive and nonqualified deferred compensation plans or programs as of the date of termination;

•	for a period of two years (three years in the case of Mr. Danner) following the executive’s date of termination, we will provide Company medical and welfare benefits to the executive and/or the executive’s family equal to those benefits that would have been provided to such executive if the executive’s employment had not been terminated;

•	all stock options, restricted stock, restricted stock units or other stock-based awards, and all common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards held by the executive that are not vested, will vest; and

•	in the event that any payment or distribution we make to or for the benefit of the executive would be subject to a federal excise tax, the executive (other than Messrs. Danner and Kishkill) is entitled to receive an additional gross-up payment; under the terms of their change of control agreements, neither Mr. Danner nor Mr. Kishkill is entitled to receive any additional gross-up payment.

All payments to a Named Executive Officer under the change of control agreements are to be made in exchange for a commitment from the executive to not (1) disclose our confidential information during the two-year period (a three-year period in the case of Mr. Danner) following the termination of the executive’s employment, (2) employ or seek to employ any of our key employees or solicit or encourage any such key employee to terminate his or her employment with us during the two-year period (a three-year period in the case of Mr. Danner) following the termination of the executive’s employment or (3) engage in a competitive business for a period of two years (three years in the case of Mr. Danner) following the executive’s termination.

Additionally, the Partnership Plan provides that, upon a change of control (as defined in the Partnership Plan), all awards of phantom units (including the related DERs) and unit options automatically vest and become payable or exercisable, as the case may be. The Partnership Plan does not require that the recipient of awards under the Partnership Plan have his or her employment with us or Exterran GP LLC terminate following such change of control in order for automatic vesting to occur. This feature was incorporated into the Partnership Plan and the awards under the Partnership Plan because it was consistent with the long-term incentive plans of other publicly-traded partnerships, reflecting their relatively unique situations as controlled publicly-traded entities with few of their own officers or employees.

Assuming the occurrence of a triggering event under the Exterran change of control agreements and the Partnership Plan on December 31, 2009, and assuming a common stock value of $21.45 per share and a Partnership common unit value of $22.22 per unit (the December 31, 2009 closing prices, respectively), we estimate that the following Named Executive Officers would receive the following benefits (excluding any tax gross-ups as provided in the change of control agreements with Messrs. Anderson, Childers and Schlanger; neither Mr. Danner’s nor Mr. Kishkill’s change of control agreement provides for any such gross-ups):

				Restricted
		Base		Stock
		Salary and		and	Benefits
	2009	Target	Stock	Phantom	and
	Target Bonus	Bonus	Options	Units	Perquisites	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Ernie L. Danner	405,000	2,565,000	395,850	800,694	82,062	4,248,606
J. Michael Anderson	248,500	1,207,000	316,683	950,187	54,900	2,777,270
D. Bradley Childers	238,000	1,156,000	277,097	855,334	54,708	2,581,139
Joseph G. Kishkill	199,085	1,078,170	277,097	627,485	23,190	2,205,027
Daniel K. Schlanger	180,000	960,000	197,925	606,591	55,524	2,000,040

(1)	The amounts included in this column are calculated by adding each Named Executive Officer’s current base salary and target bonus and multiplying that sum by two (three in the case of Mr. Danner), as specified in each Named Executive Officer’s change of control agreement.

(2)	The amounts included in this column represent the value of options to purchase our common stock. All stock options become fully vested upon a change of control. The number of options currently unvested and outstanding at year end for each Named Executive Officer is provided in column (c) of the Outstanding Equity Awards at Fiscal Year-End for 2009 table above, and the value of such awards has been calculated using the market closing price of our common stock on December 31, 2009 ($21.45).

(3)	The amounts included in this column represent the value of restricted stock and Partnership phantom units (including the related DERs). Upon a change of control, all restricted shares and phantom units will fully vest and the restrictions will lapse. The number of restricted shares and phantom units that are unvested and outstanding at year end for each Named Executive Officer is provided in column (f) of the Outstanding Equity Awards at Fiscal Year-End for 2009 table above, and the value of such awards has been calculated using the market closing prices of our common stock ($21.45) and the Partnership’s common units ($22.22), respectively, on December 31, 2009, with the DERs accumulated through December 31, 2009 added to the phantom unit values.

(4)	The amounts included in this column represent each Named Executive Officer’s right to the payment of medical benefit premiums and the 401(k) Plan matching contributions for a two-year period (a three-year period in the case of Mr. Danner).

Compensation of Directors

Our Compensation Committee is charged with responsibility for recommending non-employee director compensation to the full Board of Directors for approval. Remuneration for non-employee members of the Board is composed of cash and equity.

Cash Compensation.  Each non-employee director received a cash retainer in the annual amount of $50,000 (payable in four equal quarterly installments) during 2009 (the “Base Retainer”). A prorated portion of the Base Retainer was paid to Mr. McCollum for the period from May 28, 2009, when he was elected to the Board, through December 31, 2009. In addition, the chairs of the Audit Committee and Compensation Committee each receive an annual retainer of $15,000, the chair of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000 and the Chairman of the Board receives an annual retainer of $100,000, in each case payable in four equal quarterly installments. Each non-employee director also receives $1,500 per meeting attended. Directors are reimbursed for expenses incurred for attendance at the meetings of the Board and its committees. Mr. Danner receives no compensation for service in his capacity as director.

Equity-Based Compensation.  On March 4, 2009, the Board approved a grant of restricted stock to each non-employee director (other than Mr. McCollum, who was not then a director) valued at $150,000, based on the market closing price of our common stock on the date of grant and rounded to the nearest full share. The closing price of our common stock on the NYSE on March 4, 2009 was $16.14 (which is the grant date fair value of the awards calculated in accordance with ASC 718), resulting in a grant of 9,294 shares of restricted stock to each non-employee director. On May 28, 2009, the Board approved a grant of 8,119 shares of restricted stock to Mr. McCollum in connection with his election to the Board. The award was valued at $156,282, which represents the sum of (i) the prorated value of a $150,000 annual equity grant made on May 28, 2009, when Mr. McCollum was elected to the Board, and (ii) the value of certain unvested Partnership phantom units awarded to Mr. McCollum for his prior service on the board of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., which he forfeited upon conclusion of his service as a director of Exterran GP LLC. The shares of restricted stock vest at the rate of one-third per year beginning on the first anniversary of the date of grant (subject to accelerated vesting upon a change of control). Within three years of the later of (i) May 6, 2008 and (ii) his or her election to the Board, each director is required to own an amount of our common stock that equals or exceeds five times the Base Retainer amount, as described above in the section entitled “Compensation Discussion and Analysis — Stock Ownership Requirements.”

Director Stock and Deferral Plan.  Pursuant to our Director Stock and Deferral Plan, directors may elect to receive all or a portion of their cash remuneration in the form of our common stock. In addition, the directors are provided the opportunity to defer their cash remuneration under the plan.

Total Compensation.  Set forth below is a summary of the total compensation attributable to each non-employee director’s service on our Board during 2009.

Total Non-Employee Director Compensation — 2009

	Fees Earned	Stock
	or Paid in	Awards	Total
Name	Cash ($)	($)(1)	($)

Janet F. Clark	81,500	150,000	231,500
Uriel E. Dutton	76,500	150,000	226,500
Gordon T. Hall	150,000	150,000	300,000
J.W.G. Honeybourne	74,000	150,000	224,000
John E. Jackson	60,500	150,000	210,500
Mark A. McCollum(2)	37,033	156,282	193,315
William C. Pate	74,000	150,000	224,000
Stephen M. Pazuk	83,000	150,000	233,000
Christopher T. Seaver	69,500	150,000	219,500

(1)	The amounts included in this column represent the grant date fair value of restricted shares of our common stock, calculated in accordance with ASC 718.

(2)	Mr. McCollum was elected to the Board on May 28, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transaction Policy

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

Transactions with Directors

Our Audit Committee reviewed and approved the following transaction (with Ms. Clark abstaining):

•	We engage in commercial business transactions with Marathon Oil Company, pursuant to which we provide equipment and services at market prices and pursuant to our standard terms and conditions. Ms. Clark, a member of our Board, serves as Executive Vice President and Chief Financial Officer of Marathon. During the twelve months ended December 31, 2009, we recorded revenue from sales to Marathon of approximately $14.5 million (which represents less than 1% of the 2009 revenue recorded by us and by Marathon). Although the Audit Committee does not believe that Ms. Clark has a direct or indirect material interest in these transactions and, as a result, these transactions do not meet the SEC’s disclosure requirements for related party transactions, the Audit Committee believes its consideration and disclosure of these transactions is appropriate.

Transactions with the Partnership

Distributions and Payments to the Partnership

We own (a) 6,325,000 subordinated units and 9,167,994 common units of the Partnership, which together constitute a 65% limited partner ownership interest in the Partnership; and (b) 486,243 general partner units, which constitute the entire 2% general partner interest in the Partnership. We are, therefore, a “related person” to the Partnership as such term is defined by the SEC.

The following summarizes the distributions and payments made or to be made to or by the Partnership to us, and the other unitholders, in connection with the ongoing operation of the Partnership.

Distributions of available cash to the Partnership’s general partner and its affiliates	The Partnership will generally make cash distributions 98% to its unitholders on a pro rata basis, including us, as the holder of 6,325,000 subordinated units and 9,167,994 common units, and 2% to the Partnership’s general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.
For the year ended December 31, 2009, we received aggregate distributions of approximately $1.7 million on general partner units, including distributions on incentive distribution rights, $8.2 million on common units and $11.7 million on subordinated units. On February 12, 2010, we received a quarterly distribution with respect to the period from October 1, 2009 to December 31, 2009, of approximately $0.5 million on general partner units, including distributions on incentive distribution rights, $4.2 million on common units and $2.9 million on subordinated units.
Payments to the Partnership’s general partner and its affiliates	Subject to certain caps, the Partnership reimburses us for the payment of all direct and indirect expenses incurred on the Partnership’s behalf. For further information regarding the reimbursement of these expenses, please read the section titled “— Omnibus Agreement” below.

Pursuant to the terms of our Omnibus Agreement with the Partnership (as described below), the Partnership reimburses us for (1) allocated expenses of operational personnel who perform services for the Partnership’s benefit, (2) direct costs incurred in operating and maintaining the Partnership’s business and (3) its allocated selling, general and administrative expenses, subject to a cap. We do not receive any management fee or other compensation for management of the Partnership. Subject to certain caps, we are reimbursed for certain expenses incurred on the Partnership’s behalf. These expenses include all expenses necessary or appropriate to the conduct of the Partnership’s business and that are allocable to the Partnership, which we, in our general partner capacity, will determine in good faith, as provided in the Partnership’s partnership agreement. Except as provided in the Omnibus Agreement, there is no cap on the amount that may be paid or reimbursed by the Partnership to us for compensation or expenses incurred on the Partnership’s behalf.

November 2009 Contract Operations Acquisition

In November 2009, the Partnership acquired from us contract operations customer service agreements with 18 customers and a fleet of approximately 900 compressor units used to provide compression services under those agreements, having a net book value of $137 million, net of accumulated depreciation of $47.2 million, and comprising approximately 270,000 horsepower, or 6% (by then available horsepower) of the combined U.S. contract operations business of the Partnership and us. In exchange, the Partnership assumed and repaid $57.2 million of debt from us and issued to us approximately 4.7 million common units and approximately 97,000 general partner units. Concurrent with the closing of that transaction, the Partnership borrowed $28.0 million and $30.0 million under its revolving credit facility and asset-backed securitization facility, respectively, which together were used to repay the debt assumed from us in the acquisition.

Omnibus Agreement

The Partnership entered into an omnibus agreement with us, the Partnership’s general partner and others (as amended and restated, the “Omnibus Agreement”), the terms of which are described below. The Omnibus Agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate upon a change of control of the Partnership’s general partner or the removal or withdrawal of the Partnership’s general partner, and certain provisions will terminate upon a change of control of Exterran.

Non-competition

Under the Omnibus Agreement, subject to the provisions described below, we agreed not to offer or provide compression services in the United States to the Partnership’s contract operations services customers that are not also our contract operations service customers. Compression services are defined to include the provision of natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service and operating, maintenance, service, repairs or overhauls of compression equipment owned by third parties. In addition, under the Omnibus Agreement, the Partnership agreed not to offer or provide compression services to our domestic contract operations services customers that are not also contract operations service customers of the Partnership.

As a result of the merger between Hanover and Universal, at the time of execution of the Omnibus Agreement some of the Partnership customers were also our contract operations services customers, which we refer to as overlapping customers. We and the Partnership have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of execution of the Omnibus Agreement, which we refer to as a “Partnership site” or an “Exterran site.” After the date of the agreement, if an overlapping customer requests contract operations services at a Partnership site or an Exterran site, whether in addition to or in the replacement of the equipment existing at such site on the date of the agreement, the Partnership will be entitled to provide contract operations services if such overlapping customer is a Partnership overlapping customer (a “Partnership overlapping customer”) and we will be entitled to provide such contract operations services if such overlapping customer is an Exterran overlapping customer (an “Exterran overlapping customer”). Additionally, any additional contract operations services provided to a Partnership overlapping customer will be provided by the Partnership and any additional services provided to an Exterran overlapping customer will be provided by us.

We also have agreed that new customers for contract compression services (neither the Partnership’s customers nor our customers for U.S. contract compression services) are for the Partnership’s account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership’s form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with the Partnership, then we may provide compression services to the new customer. In the event that either the Partnership or we enter into a contract to provide compression services to a new customer, either the Partnership or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or us at the time of entry into the Omnibus Agreement.

The non-competition arrangements described above do not apply to:

•	the Partnership’s provision of contract compression services to a particular Exterran customer or customers, with our approval;

•	Our provision of contract compression services to a particular customer or customers of the Partnership, with the approval of the conflicts committee of the board of directors of Exterran GP LLC;

•	The Partnership’s purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to our contract compression services customers;

•	Our purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to the Partnership’s contract compression services customers;

•	Our ownership of the Partnership;

•	The Partnership’s acquisition, ownership and operation of any business that provides contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from the Partnership and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, the Partnership will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

•	Our acquisition, ownership and operation of any business that provides contract compression services to our contract operations services customers if the Partnership has been offered the opportunity to purchase the business for its fair market value from us and the Partnership declines to do so with the concurrence of the conflicts committee of the board of directors of Exterran GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to the Partnership’s customers that are also customers of the acquired business at the sites at which the Partnership is providing contract operations services to them at the time of the acquisition; or

•	A situation in which one of the Partnership’s customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of the Partnership and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Exterran GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and the Partnership of the business of providing contract operations services to each such customer or its applicable business, as applicable.

Unless the Omnibus Agreement is terminated earlier due to a change of control of the Partnership’s general partner or the removal or withdrawal of its general partner, or from a change of control of Exterran, the non-competition provisions of the Omnibus Agreement will terminate on November 10, 2012 or on the date on which a change of control of Exterran occurs, whichever event occurs first. If a change of control of Exterran occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership’s customers at the sites at which the Partnership is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, we have agreed to indemnify the Partnership, for a three-year period following the applicable acquisition date, against certain potential environmental claims, losses and expenses associated with the ownership and operation of the assets the Partnership acquires from us that occur before that acquisition date. Our maximum liability for this and our other indemnification obligations will not exceed $5 million and we will not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after such acquisition date. The Partnership has agreed to indemnify us against environmental liabilities occurring on or after the applicable acquisition date related to the Partnership’s assets to the extent we are not required to indemnify the Partnership.

Additionally, we will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify us for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to our indemnification obligations. For the year ended December 31, 2009, there were no requests for indemnification by either party.

Purchase of New Compression Equipment by the Partnership

Pursuant to the Omnibus Agreement, the Partnership is permitted to purchase newly fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of us and the conflicts committee of the board of directors of Exterran GP LLC. For the year ended December 31, 2009, the Partnership purchased $3.1 million of new compression equipment from us.

Transfer of Compression Equipment with the Partnership

Pursuant to the Omnibus Agreement, in the event that we determine in good faith that there exists a need on the part of our contract operations services business or on the Partnership’s part to transfer compression equipment between us and the Partnership so as to fulfill the compression services obligations of either of us or the Partnership, such equipment may be so transferred if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it. Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions will terminate in November 2012.

For the year ended December 31, 2009, we had revenues of $11.1 million from the Partnership related to the lease of our compression equipment and cost of sales of $1.0 million with the Partnership related to the lease of its compression equipment.

Reimbursement of Operating and Selling, General and Administrative Expenses

We provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

Costs incurred by us directly attributable to the Partnership are charged to the Partnership in full. Costs incurred by us that are indirectly attributable to the Partnership and our other operations are allocated among the Partnership and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue and horsepower. The compensation committee of the board of directors of Exterran GP LLC has determined that the allocation methodology used by us to allocate indirect costs to the Partnership is reasonable. Included in the Partnership’s selling, general and administrative expense for the year ended December 31, 2009 was $20.1 million of indirect costs we incurred.

We have agreed that, for a period that will terminate on December 31, 2010, the Partnership’s obligation to reimburse us for (1) any cost of sales that we incur in the operation of the Partnership’s business will be capped at an amount equal to $21.75 per operating horsepower (after taking into account any such costs the Partnership incurs and pays directly) on a quarterly basis; and (2) any selling, general and administrative costs allocated to the Partnership will be capped at $7.6 million per quarter (after taking into account any such costs the Partnership incurs and pays directly). These caps may be subject to increases in connection with expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses.

For the year ended December 31, 2009, the Partnership’s cost of sales exceeded the cap by $7.2 million and the Partnership’s selling, general and administrative expenses exceed the cap by $0.6 million. The excess amount over the cap is being accounted for by us as a capital contribution to the Partnership.

PROPOSAL 3

APPROVAL OF AMENDMENT NO. 3 TO THE
EXTERRAN HOLDINGS, INC. AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

Proposal

The Stock Incentive Plan initially received stockholder approval on August 20, 2007, and was amended and restated in October 2007. The Stock Incentive Plan is a means to attract and retain highly qualified directors and employees with incentives that provide an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance that is intended to enhance stockholder value. Accordingly, the Stock Incentive Plan provides for discretionary grants of incentive and non-qualified options, restricted stock, restricted stock units, stock appreciation rights and performance awards; each type of grant is referred to as an “award.”

Subsequent to the annual equity grants made to employees and non-employee directors in February 2010, there are approximately 730,000 shares remaining available for future grants under the Stock Incentive Plan. Pursuant to the terms of the Stock Incentive Plan, for every restricted stock, restricted stock unit and performance share (each a “Full Value Award”) granted, two shares are deducted from the Stock Incentive Plan.

The Compensation Committee and our Board consider the number of shares remaining under the Stock Incentive Plan to be inadequate to achieve the ongoing stated purpose of the Stock Incentive Plan and is recommending stockholder approval of Amendment No. 3 to increase the number of shares available for issuance under the Stock Incentive Plan by 3.0 million shares. If approved, the increase would result in an aggregate of 9.75 million shares issuable under the Stock Incentive Plan. No other changes to the Stock Incentive Plan are proposed. A copy of Amendment No. 3 to the Stock Incentive Plan is attached to this Proxy Statement as Annex A, and the discussion in this proposal is qualified in its entirety by the full text of Amendment No. 3.

Under the terms of the Stock Incentive Plan, we are required to obtain stockholder approval of an increase in the number of shares available for issuance. Currently, the Stock Incentive Plan provides for the issuance of 6.75 million shares of our common stock, and no awards in excess of this amount will be made unless the stockholders approve this proposal. Awards under the Stock Incentive Plan are discretionary; therefore, no future awards are determinable at this time. Because certain of our directors and executive officers may be eligible to receive awards under the Stock Incentive Plan, such directors and executive officers may be considered to have an interest in this proposal.

Stockholder approval of Amendment No. 3 is required for listing of the additional shares of our common stock requested under the Stock Incentive Plan with the NYSE. In addition, stockholder approval is required so that future incentive stock options awarded under the Stock Incentive Plan will qualify under Section 422 of the Code and certain awards under the Stock Incentive Plan will qualify as performance-based compensation under Section 162(m) of the Code. If our stockholders approve Amendment No. 3, we intend to register the additional shares issuable pursuant to the Stock Incentive Plan under the Securities Act of 1933 as soon as practicable.

Rationale for Amendment

We and the Compensation Committee believe an increase in the number of shares available for issuance under the Stock Incentive Plan would provide us with a sufficient amount of shares to support future equity awards under the Stock Incentive Plan to attract, retain and motivate key employees essential to our long-term growth and success. Equity awards are a significant component of the compensation we pay to certain of our employees and allow us to preserve available cash for other corporate uses. Our Compensation Committee strongly believes that we must be able to grant meaningful equity awards broadly among certain of our employees in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our stockholders. Our Compensation Committee also believes that equity awards granted pursuant to the Stock Incentive Plan to non-employee directors similarly helps to attract and retain quality directors and align those directors’ financial interests with our success by promoting director ownership of our common stock.

The information that follows sets forth the number of equity awards outstanding under the Stock Incentive Plan, as well as equity awards outstanding under the legacy equity plans we assumed from Hanover and Universal prior to the merger. A summary of the terms of the Stock Incentive Plan is also provided on page 55 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR
APPROVAL OF AMENDMENT NO. 3 TO THE EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009, with respect to our compensation plans under which our common stock is authorized for issuance, aggregated as follows:

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders(1)	1,400,218	31.67	3,119,446
Equity compensation plans not approved by security holders(2)	—	—	83,293

Total	1,400,218	31.67	3,202,739

(1)	Comprised of the Stock Incentive Plan and the Exterran Holdings, Inc. Employee Stock Purchase Plan. In addition to the outstanding options, as of December 31, 2009 there were 281,460 restricted stock units, payable in common stock upon vesting, outstanding under the Stock Incentive Plan.

(2)	Comprised of the Exterran Holdings, Inc. Directors’ Stock and Deferral Plan.

The table above does not include information with respect to equity plans we assumed from Hanover or Universal (the “Legacy Plans”). No additional grants may be made under the Legacy Plans.

The following equity grants are outstanding under Legacy Plans that were approved by security holders:

	Number of Shares
	Reserved for Issuance
	Upon the Exercise of	Weighted-
	Outstanding Stock	Average	Shares Available
	Options	Exercise Price	for Future Grants
Plan or Agreement Name	(#)	($)	(#)

Hanover Compressor Company 2001 Equity Incentive Plan	45,568	41.60	None
Hanover Compressor Company 2003 Stock Incentive Plan	107,888	36.11	None
Universal Compression Holdings, Inc. Incentive Stock Option Plan	1,268,900	34.61	None

In addition, there are 12,081 restricted stock units issued and outstanding under the Hanover Compressor Company 2006 Stock Incentive Plan.

The Legacy Plan for which security holder approval was not solicited or obtained and for which grants of stock options remain outstanding consists of the Hanover Compression Company 1998 Stock Option Plan as set forth in the table below. This plan has the following material features: (1) awards were limited to stock options and were made to officers, directors, employees, and consultants; (2) unless otherwise set forth in an applicable stock option agreement the stock options vest over a period of up to four years; (3) the term of the stock options granted under the Legacy Plan may not exceed 10 years; and (4) no additional grants may be made under this Legacy Plan.

Number of Shares
Reserved for Issuance
	Upon the Exercise of	Weighted-
	Outstanding Stock	Average	Shares Available
	Options	Exercise Price	for Future Grants
Plan or Agreement Name	(#)	($)	(#)

Hanover Compressor Company 1998 Stock Option Plan	10,464	44.76	None

DESCRIPTION OF THE EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

Below is a summary of the Stock Incentive Plan, along with Amendment No. 3, which you will be asked to approve at the 2010 Stockholders’ Meeting. A copy of the Stock Incentive Plan is attached to this Proxy Statement as Annex B , and this summary is qualified in its entirety by reference to the full text of the plan.

Number of Shares Subject to the Stock Incentive Plan and Award Limits

The maximum number of shares of common stock that is currently available for issuance under the Stock Incentive Plan is 6,750,000 shares; Amendment No. 3 would increase the number of shares available for issuance under the Stock Incentive Plan to 9,750,000 shares. Each share of common stock issued pursuant to an option or stock appreciation right will be counted against the aggregate share limitation of the plan as one share, and each share of common stock issued pursuant to restricted stock or a restricted stock unit will be counted against the aggregate share limitation of the plan as two shares. If awards under the Stock Incentive Plan expire or are cancelled, forfeited, settled in cash or otherwise terminated without issuing the underlying shares of common stock, such shares will again become available for future awards under the Stock Incentive Plan. Further, if issued but unvested shares of restricted stock are forfeited, such shares will again become available for future awards under the Stock Incentive Plan. Shares of common stock withheld to satisfy tax withholding obligations or to pay the exercise price of an option will be counted against the above-referenced limit and will not become available for future grants under the Stock Incentive Plan. The maximum number of shares of common stock that may be subject to awards granted to any one individual during any twelve-month period may not exceed 500,000 shares. The maximum amount of cash compensation that may be paid under awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted to any one individual during any twelve-month period may not exceed $5,000,000.

Administration

The Stock Incentive Plan is administered by our Compensation Committee, which has full authority, subject to the terms of the Stock Incentive Plan, to make all determinations necessary or advisable for administering the Stock Incentive Plan. The Compensation Committee has delegated to a committee of the Board, currently comprised of our Chief Executive Officer, the authority to grant awards, within the limits described under the section entitled “Compensation Discussion and Analysis — How Our Compensation Committee Determines Executive Compensation — Long-Term Incentive Compensation” of this Proxy Statement, to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934. The Compensation Committee may delegate to the Nominating and Corporate Governance Committee of the Board the authority to make non-discretionary (routine) awards to directors, including to determine which director shall receive an award, the time or times when such an award shall be made, the terms and conditions of such an award, the type of award that shall be made to a director, the number of shares subject to such an award, and the value of such an award; provided, however, that the Compensation Committee may not delegate its authority to grant discretionary (non-routine) awards to directors.

With respect to any director or employee who is resident outside of the United States, our Compensation Committee may amend or vary the terms of the Stock Incentive Plan to conform such terms to the requirements of local law and to meet the goals and objectives of the Stock Incentive Plan. In addition, our Compensation Committee may establish administrative rules and procedures to facilitate the operation of the Stock Incentive Plan in such non-U.S. jurisdictions. Our Compensation Committee may establish one or more sub-plans of the Stock Incentive Plan for these purposes.

Eligibility

Subject to any delegation of power as described in the section titled “— Administration” above, our Compensation Committee in its sole discretion may from time to time grant awards to any individual who, at the time of grant, is an employee or director.

Term of Stock Incentive Plan

The Stock Incentive Plan became effective on August 20, 2007, the date of shareholder approval. No awards may be granted under the Stock Incentive Plan after seven years from the effective date of the Stock Incentive Plan. The Stock Incentive Plan will remain in effect until all awards granted thereunder have been vested or forfeited and exercised or expired.

Options

Stock options entitle the participant to purchase shares of common stock at a price no less than the fair market value of the common stock on the date of grant. Options may be either incentive stock options or non-qualified stock options, provided that only employees may be granted incentive stock options and such options will be subject to the applicable restrictions on such type of option. The award notice may specify that the option price is payable (a) in cash; (b) by a check acceptable to Exterran; (c) by the delivery of a number of already-owned shares of the common stock having a fair market value equal to such option price, provided such shares have been owned for more than six months by the participant; (d) by execution of a “cashless broker exercise;” or (e) any combination of the foregoing. No stock option may be exercised more than seven years from the date of grant or such shorter period, if any, as may be determined by our Compensation Committee. Each grant may specify a period of continuous employment or service with us that is necessary before the stock option or any portion thereof will become exercisable.

Restricted Stock

Restricted stock awarded under the Stock Incentive Plan results in the immediate transfer of stock, subject to certain restrictions by Exterran, to the participant. The participant is immediately entitled to voting, dividend and other ownership rights in such shares, except that: (a) Exterran will retain custody of the restricted stock until the restrictions have expired; (b) the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted stock until the restrictions have expired; and (c) a breach of the terms and conditions established by our Compensation Committee pursuant to the award notice will cause a forfeiture of the restricted stock. For restrictions to lapse, one or more of the following conditions must be met, as determined by our Compensation Committee: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock may have different restrictions as established in the sole discretion of our Compensation Committee.

Restricted Stock Units

Restricted stock units will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the restricted stock units under certain circumstances, and any other restrictions determined by our Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock units may have different restrictions as established in the sole discretion of our Compensation Committee. The participant will not be entitled to vote the shares of common stock underlying the restricted stock units or enjoy any other stockholder rights unless and until the restrictions have lapsed and the shares have been registered in the participant’s name. Upon the lapse of the restrictions described in the award notice, the participant will then receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock, cash, other equity compensation, or a combination thereof, as determined by our Compensation Committee.

Stock Appreciation Rights

Stock appreciation rights will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the stock appreciation rights under certain circumstances, and any other restrictions determined by our Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each award of stock appreciation rights may have different restrictions as established in the sole discretion of our Compensation Committee.

The exercise price of the stock appreciation rights will not be less than the fair market value of the shares of common stock underlying the stock appreciation rights on the date of grant. Upon exercise of the stock appreciation rights, the participant will then be entitled to receive payment in an amount equal to: (a) the difference between the fair market value of the underlying shares of common stock subject to the stock appreciation rights on the date of exercise and the exercise price; times (b) the number of shares of common stock with respect to which the stock appreciation rights are exercised; less (c) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock or cash, or a combination thereof, as determined by our Compensation Committee.

Performance Awards

Our Compensation Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance applicable to the performance award will be measured. A performance award will be contingent upon future performance of Exterran or any affiliate, or a division or department of Exterran or any affiliate thereof during the performance period. With respect to any performance award intended to qualify as performance-based compensation under Section 162(m) of the Code, our Compensation Committee will establish the performance measures applicable to such performance either (a) prior to the beginning of the performance period or (b) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The vesting of the performance award will be based upon the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time and (a) the attainment of one or more performance measures; (b) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (c) a combination of any of the foregoing. Following the end of the performance period, the holder of a performance award will be entitled to receive payment of an amount not exceeding the maximum value of the performance award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by our Compensation Committee. Payment of a performance award may be made in cash, common stock, stock options or other equity compensation, or a combination thereof, as determined by our Compensation Committee. If a performance award covering shares of common stock is to be paid in cash, such payment will be based on the fair market value of a share of common stock on the payment date.

Acceleration of Vesting

If a participant’s termination of service is due to his or her death or Disability, as defined in the Stock Incentive Plan, all then outstanding awards will immediately vest in full and all restrictions applicable to such awards will terminate as of such date with all performance criteria, if any, applicable to such awards deemed met at 100% of target. Upon a participant’s retirement, all stock options then outstanding will immediately vest in full. Our Compensation Committee may, in its discretion and as of a date it determines, fully vest any portion or all of a participant’s awards under the Stock Incentive Plan (other than awards designed to meet the exception for performance-based compensation under Section 162(m) of the Code).

Vesting Restrictions

Notwithstanding any provision of the Stock Incentive Plan to the contrary (other than accelerated vesting in the event of a Participant’s Termination of Service due to death, Disability or Retirement or due to a Corporate Change, each as defined in the Stock Incentive Plan), the following additional vesting restrictions shall be applied to Full Value Awards:

•	where the vesting or the right to payment of a Full Value Award is based solely on a Participant’s continued employment with the Company, such Full Value Award shall have a minimum vesting period of three years from the date of grant with no more than one-third of such Full Value Award vesting in any twelve month period; and

•	where the vesting or the right to payment of a Full Value Award is based upon the attainment of one or more Performance Measures, such Full Value Award shall have a minimum vesting period of one year from the date of grant.

The Compensation Committee may, in its discretion, grant a waiver of these restrictions; provided, however, that such waiver does not result in a violation of Section 409A of the Code and that the number of shares of common stock underlying Full Value Awards for which waivers have been granted do not exceed in the aggregate 10% of the common stock authorized to be issued under the Stock Incentive Plan.

Adjustments and Corporate Change

If there is any change in the common stock by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock other than a regular cash dividend, our Compensation Committee has the authority to adjust or substitute the number of or class of shares which may be issued under the Stock Incentive Plan and further adjust or substitute the number, class, price or terms of the shares underlying any outstanding awards as it deems appropriate.

In the event of a corporate change, including (but not limited to) a merger, consolidation, or reorganization of Exterran or the sale, lease or other disposition of all or substantially all of the assets of Exterran and its subsidiaries, taken as a whole (other than to an entity wholly owned, either directly or indirectly, by Exterran), any outstanding performance awards under the Stock Incentive Plan will become fully vested and immediately exercisable or payable at such percentage of their respective target levels determined by our Compensation Committee.

Amendments

Our Board of Directors in its discretion may terminate the Stock Incentive Plan (except with respect to awards that are then outstanding) at any time except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive awards, or amend any outstanding award notice to lower the exercise price or replace any outstanding award with an award having a lower exercise price.

Federal Income Tax Aspects of the Stock Incentive Plan

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Stock Incentive Plan based on U.S. federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances.

Non-Qualified Options

Non-qualified options granted under the Stock Incentive Plan will not be taxable to a participant at grant, but generally will result in taxation at exercise. At such time, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the exercise date. We will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options

Generally, a participant will not recognize ordinary income at the time of grant or exercise of an incentive stock option so long as he or she has been an employee of us or our U.S. affiliates from the date the incentive stock option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the participant’s alternative minimum tax in the year of exercise. If the participant holds the shares of common stock received on exercise of an incentive stock option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant. If the participant exercises an incentive stock option and satisfies these holding period requirements, we may not deduct any amount in connection with the incentive stock option.

If a participant exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one-year and two-year holding periods described in the previous paragraph, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-term or short-term capital gain (as applicable). If, however, the amount realized on the disposition on the date of the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the participant will recognize ordinary income equal to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, we will be entitled to deduct an amount equal to the amount constituting ordinary income to the participant in the year of the disqualifying disposition.

Restricted Stock

In general, a participant who receives a restricted stock award will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the first taxable year that the participant’s interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to a substantial risk of forfeiture. The amount of taxable ordinary income is equal to the fair market value of the shares less the amount (if any) paid for the shares. In certain circumstances, a participant may elect to recognize taxable income at the time of grant in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) at the time of grant. We will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Restricted Stock Units

In general, a participant who receives an award of restricted stock units will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the year in which the participant becomes vested in the restricted stock units. The taxable amount will equal the fair market value of the shares issued to the participant (or the amount of cash paid to the participant where the restricted stock units are settled in cash). We will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Stock Appreciation Rights

There are no tax consequences to a participant upon the grant or vesting of SARs. Upon exercise, the participant will recognize as compensation income the fair market value of the shares of common stock or the cash received, as the case may be. We will be entitled to deduct the same amount as a business expense in the year of exercise.

Performance Awards

An individual who has been granted a performance award will not be taxable at the time of grant, but will be taxable on the fair market value of the shares of common stock, or cash, as the case may be, at the time the award becomes vested and is paid to the participant. Generally, we will be entitled to deduct as a business expense the amount the participant includes as income in the year of payment.

Section 162(m) of the Code

Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its three other highest-paid officers, excluding its chief financial officer. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation generated in connection with the exercise of options and stock appreciation rights granted under the Stock Incentive Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation generated in connection with other types of awards granted under the Stock Incentive Plan generally should not be limited by Section 162(m) of the Code provided the vesting of such awards are based solely on the achievement of performance goals established for such grants. The Stock Incentive Plan is not qualified under Section 401(a) of the Code.

Deferred Compensation

Any deferred compensation arrangement, must satisfy the form and operation requirements of Section 409A of the Code to avoid adverse tax consequences to participants. These requirements include limitations on election timing, acceleration of payments and the timing of distributions. We intend to structure any awards under the Stock Incentive Plan in a manner that is designed to be exempt from or comply with Section 409A.

Miscellaneous

Awards will not be transferable except (i) by will or the laws of descent and distribution, (ii) a qualified domestic relations order, or (iii) if vested, with the consent of our Compensation Committee, provided that any such transfer is permitted under the applicable securities laws. Based upon current law and published interpretations, we do not believe that the Stock Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

GENERAL INFORMATION

2011 Annual Meeting of Stockholders

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2011 annual meeting of stockholders must be received by our Secretary no later than November 29, 2010.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2011 annual meeting of stockholders on or after November 29, 2010 and no later than December 29, 2010 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

•	a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•	with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

•	include the name and address of the stockholder, the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

•	state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

•	update and supplement the required information 10 business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Annual Reports

Our 2009 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009. Please direct any such requests to the attention of the Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. Such document is also available at the SEC’s website, which can be found at http://www.sec.gov.

Annex A

AMENDMENT NO. 3
TO
AMENDED AND RESTATED
EXTERRAN HOLDINGS, INC.
2007 STOCK INCENTIVE PLAN

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of the stockholders of the Company has been obtained, as follows:

1. The first sentence in paragraph (a) in Article V of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 9,750,000 (all of which shares are available for issuance as Incentive Stock Options).”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, Exterran Holdings, Inc. has caused this Amendment No. 3 to be executed by its duly authorized officer as of this day of          , 2010, but effective as set forth above.

A-1

Annex B

EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

I. PURPOSE

The purpose of the EXTERRAN HOLDINGS, INC. 2007 STOCK INCENTIVE PLAN is to provide a means through which Exterran Holdings, Inc., a Delaware corporation, and its Affiliates may attract highly-qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as determined by the Committee in its sole discretion.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Performance Awards granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee of the Company or an Affiliate; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Committee, in its sole discretion, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g) “Committee” means the Committee defined in Paragraph IV(a) of the Plan.

(h) “Common Stock” means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(i) “Company” means Exterran Holdings, Inc., a Delaware corporation, or any successors thereto.

(j) “Corporate Change” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction. Notwithstanding the foregoing, neither the sale, lease or other disposition of assets by the Company or its subsidiaries to Universal Compression Partners, L.P. or its subsidiaries or their successor nor the sale, lease or other disposition of any interest in Universal Compression Partners, L.P., its general partner or its subsidiaries or their successors shall, in and of itself, constitute a Corporate Change for purposes of this Plan.

(k) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the date the Plan is adopted by the Board, or is subsequently elected to the Board, and is not an Employee.

(l) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(m) “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Incentive Stock Option” means an Option granted under Paragraph VII of the Plan that is an incentive stock option within the meaning of Section 422 of the Code.

(p) “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Non-Qualified Option” means an Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.

(r) “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(s) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(t) “Performance Award” means an opportunity for a Participant to earn additional compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.

(u) “Performance Measure” means any performance objective established by the Committee in its sole discretion, including, but not limited to, one or more of the following:

(1) the price of a share of Common Stock;

(2) the Company’s earnings per share;

(3) the Company’s market share;

(4) the market share of a business unit of the Company designated by the Committee;

(5) the Company’s sales;

(6) the sales of a business unit of the Company designated by the Committee;

(7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee;

(8) the cash flow return on investment, cash value added, and/or working cash flow of the Company or any business unit of the Company designated by the Committee;

(9) the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Committee;

(10) the economic value added;

(11) the return on stockholders’ equity achieved by the Company;

(12) the return on capital employed of the Company or any business unit of the Company designated by the Committee; or

(13) the total stockholders’ return achieved by the Company.

A Performance Measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.

(v) “Plan” means the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan, as amended from time to time.

(w) “Restricted Stock” means Common Stock subject to certain restrictions, as described in Paragraph VIII of the Plan.

(x) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Paragraph IX of the Plan.

(y) “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age 65 or (ii) age 55 and with the written consent of the Committee. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(z) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.

(aa) “Termination of Service” means a Participant’s termination of employment, if an Employee, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee and a Director shall not incur a Termination of Service until the Participant terminates both positions.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan, as amended and restated, shall become effective upon the date of its adoption by the Board. No further Awards may be granted under the Plan after 7 years from the effective date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

The amendments made to the Exterran Holdings, Inc. 2007 Stock Incentive Plan pursuant to this amendment and restatement shall apply to all Awards granted under the Plan, including Awards made prior to the effective date of this amendment and restatement.

IV. ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan (the “Committee”); provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, further, that any Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and regulations pursuant thereto.

(b) Powers.  Subject to Paragraph IV(d), and the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award, the type of Award that shall be made, the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant.

(c) Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective notices provided hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d) Delegation of Powers.  Subject to Paragraph IV(a) above, the Committee may delegate to the Board or to the Chief Executive Officer or one or more other senior officers of the Company the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act. Further, the Committee may delegate to the Governance Committee of the Board the authority to make non-discretionary (routine) Awards to Directors, including to determine which Director shall receive an Award, the time or times when such an Award shall be made, the terms and conditions of such an Award, the type of Award that shall be made to a Director, the number of shares subject to such an Award, and the value of such an Award; provided, however, that the Committee may not delegate its authority to grant discretionary (non-routine) awards to Directors. The Committee may delegate to the Chief Executive Officer or one or more other senior officers of the Company its administrative functions under this Plan with respect to the Awards. Any delegation described in this paragraph shall contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law. The Committee may engage or authorize the engagement of a third party administrator or administrators to carry out administrative functions under the Plan.

No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Paragraph IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards Outside of the United States.  With respect to any Participant or eligible Employee who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan.  Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,750,000. The issuance of Common Stock under the Plan shall be counted against the overall number of shares available for delivery under a fungible reserve approach. Any Shares of Common Stock issued or reserved for issuance pursuant to Options or Stock Appreciation Rights shall be counted against the aggregate share limitation of the Plan as one share for every share subject thereto. Each Share of Common Stock issued pursuant to Restricted Stock or Restricted Stock Units shall be counted against the aggregate share limitation of the Plan as two shares for every share subject thereto. However, (a) if any Options or other stock-settled Awards are cancelled, expired, forfeited, settled in cash, or otherwise terminated without issuing the underlying shares of Common Stock to the Participant, such shares shall remain available for future grant under the Plan, and (b) if issued but unvested shares of Restricted Stock are forfeited, such shares shall become available for future grant under the Plan. Shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award that are withheld to satisfy tax withholding obligations or to pay the exercise price of an Option shall be counted against the aggregate limitation of the Plan as provided herein and shall not become available for future grant under the Plan.

(b) Share and Value Limitation on Individual Awards.  The maximum number of shares of Common Stock that may be issuable under Awards granted to any one individual during any twelve month period shall not exceed 500,000 shares of Common Stock (subject to adjustment in the manner as provided in Paragraph XII). In addition, the maximum amount of cash compensation that may be paid under Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code granted to any one individual during any twelve month period may not exceed $5,000,000. The limitations set forth in this paragraph are intended to permit certain awards under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

(c) Stock Offered.  Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

(d) Vesting Restrictions.  Notwithstanding any provision of this Plan to the contrary (other than accelerated vesting in the event of a Participant’s Termination of Service due to death, Disability or Retirement or due to a Corporate Change), the following additional vesting restrictions shall be applied to Awards granted under VIII or IX (collectively, “Full Value Awards”):

(i) Where the vesting or the right to payment of a Full Value Award is based solely on the Participant’s continued employment with the Company, such Full Value Award shall have a minimum vesting period of three years from the date of grant with no more than one-third of such Full Value Award vesting in any twelve month period, and

(ii) (ii) Where the vesting or the right to payment of a Full Value Award is based upon the attainment of one or more Performance Measures, such Full Value Award shall have a minimum vesting period of one year from the date of grant.

The Committee may, in its discretion, grant a waiver of these restrictions at the date of grant or at any time during the vesting period; provided, however, that such waiver does not result in a violation of Code Section 409A and that the number of shares of Common Stock underlying Full Value Awards for which waivers have been granted do not exceed in the aggregate 10% of the Common Stock authorized to be issued under the Plan.

VI. ELIGIBILITY AND GRANT OF AWARDS

Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee or a Director. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards or any combination thereof. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible Employee or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee or Director to receive an Award in any other year or at any other time. The selection of an Employee or Director to receive one type of Award under the Plan does not require the Committee to select such Employee or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

VII. STOCK OPTIONS

(a) Option Types and Option Period.  Options may be in the form of Incentive Stock Options and/or Non-Qualified Options for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or such shorter term as may be provided in an Award Notice, each Option shall expire 7 years from its date of grant and, unless provided otherwise in the Award Notice, shall be subject to earlier termination as follows: Options, to the extent vested as of the date a Participant incurs a Termination of Service, may be exercised only within three months of such date, unless such Termination of Service results from (i) death, Retirement or Disability of the Participant, in which case all vested Options held by such Participant may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within two years from the date of the Participant’s Termination of Service, or (ii) Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; provided, however, that notwithstanding the foregoing, no termination event described in (i) above shall extend the expiration date of an Option beyond the 7th anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

(b) Vesting.  Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including vesting upon the satisfaction of one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested. Unless otherwise provided in the Award Notice, all unvested Options shall automatically become fully vested upon a Participant’s Termination of Service due to his or her death,

Disability or Retirement. Options that are not vested on a Participant’s Termination of Service shall automatically terminate and be cancelled unexercised on such date.

(c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Award Notice.  Each Option shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Award Notice may provide for the payment of the Option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such Option price (provided such shares have been owned for more than six months by the Participant), a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, or any combination of the foregoing. Further, an Award Notice may provide, in the sole discretion of the Committee, for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the Option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee.

(f) Restrictions on Repricing of Options.  Except as provided in Paragraph XII, the Committee may not amend any outstanding Award Notice to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

(g) Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Options in Substitution for Options Granted by Other Employers.  Options may be granted under the Plan from time to time or approved by the Committee or the Board in substitution of options held by individuals providing services to corporations or other entities who become Employees or Directors as result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK

(a) Restrictions to be Established by the Committee.  Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock, to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the Restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. If a Participant’s Termination of Service is due to his or her death or Disability, all Awards of Restricted Stock of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock.  The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all of a Participant’s Restricted Stock and, upon such vesting, all restrictions applicable to such Restricted Stock shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock held by any individual Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock that has been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Each grant of Restricted Stock shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX. RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee.  Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. If a Participant’s Termination of Service is due to his or her death or Disability, all Restricted Stock Units of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Restricted Stock Units shall terminate as of such date with all performance criteria, if any, applicable to such Restricted Stock Units deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment.  Upon the lapse of the restrictions described in the Award Notice, the Participant shall receive as soon as practicable payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units on the vesting date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Any cash payment shall be made in a lump sum or in installments, as prescribed in the Award Notice. Payment shall be made no later than 2 1/2 months following the end of the year in which the Restricted Stock Units vest, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Units.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Restricted Stock Units and, upon such vesting, all restrictions applicable to such Restricted Stock Units shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Restricted Stock Units held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock Units that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Restricted Stock Units shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

X. STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee.  Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  If a Participant’s Termination of Service is due to his or her death or Disability, all Stock Appreciation Rights of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date with all performance criteria, if any, applicable to such Stock Appreciation Rights deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award.

(c) Exercise Price and Payment.  Subject to adjustment as provided in Paragraph XII, the exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(d) Committee’s Discretion to Accelerate Vesting of Stock Appreciation Rights.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Stock Appreciation Rights and, upon such vesting, all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Stock Appreciation Rights held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to any Stock Appreciation Rights that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Stock Appreciation Rights shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XI. PERFORMANCE AWARDS

(a) Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria.  A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to Performance Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall establish the Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The Committee shall provide that the vesting of the Performance Award will be based upon the Participant’s continued employment with the Company or its Affiliates or continued service as a Director for a specified period of time and

(i) the attainment of one or more Performance Measures, or a combination thereof:

(ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iii) a combination of any of the foregoing.

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value-based upon the level of achievement of Performance Measures.

(b) Vesting.  If a Participant’s Termination of Service is due to his or her death or Disability, all Performance Awards of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target.

(c) Award Criteria.  In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Payment.  Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment as soon as practicable of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed in the Award Notice. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Payment shall be made no later than 2 1/2 months following the end of the year in which the Performance Award vests, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(e) Award Notice.  Each Performance Award shall be evidenced by a Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  If, and whenever, prior to the expiration of an Award previously granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(c) Corporate Changes.  Except as otherwise specifically provided in an Award Notice, effective upon a Corporate Change (or at such earlier time as the Committee may provide), all Options then outstanding shall immediately become exercisable in full, all Restricted Stock shall vest in full and cease to be subject to any restrictions, all Restricted Stock Units shall vest in full and cease to be subject to any restrictions, any Stock Appreciation Rights shall immediately be exercisable in full, and all Awards, the payout of which is subject to Performance Measures, shall vest in full and become immediately payable at such levels as the Committee in its sole discretion shall determine. In addition, the Committee, acting in its sole discretion without the consent or approval of any Participant, may effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options, stock-settled Restricted Stock Units and stock-settled Stock Appreciation Rights held by such Participants as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each such Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s), if any, under such Awards for such shares, or (ii) provide that the number and class of shares of Common Stock covered by such Awards shall be adjusted so that such Awards shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value.  For the purposes of clause (i) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Awards being surrendered are exercisable or payable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, which would have the effect of diluting or enlarging the rights of Participants, such Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIII. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, (b) amend or delete Paragraphs V(d) and VII(f), or (c) amend Paragraph XII to delete items (a) or (b).

XIV. MISCELLANEOUS

(a) No Right To An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or a Performance Award, or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(b) Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(c) No Employment/Membership Rights Conferred.  Nothing contained in the Plan or any Award shall (i) confer upon any Employee any right to continued employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right to service, or interfere in any way with the right of the Company to terminate his or her service at any time.

(d) Compliance with Securities Laws.  The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(e) No Fractional Shares.  No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

(f) Tax Obligations; Withholding of Shares.  Except with respect to non-Employee Directors and as otherwise provided under the Plan, no later than the date as of which an amount first becomes includible in a Participant’s taxable income for U.S. federal, state, local or non-U.S. income or social insurance tax purposes with respect to an Award granted under the Plan, the Participant shall pay to the Company or the Affiliate employing the Participant, or make arrangements satisfactory to the Company or the Affiliate employing the Participant for the payment of any such income or social insurance taxes of any kind required by law to be withheld with respect to such taxable amount. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award to satisfy any such income or social insurance taxes of any kind required by law to be withheld, as may be necessary in the opinion of the Company or the Affiliate to satisfy all obligations for the payment of such taxes. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.

(g) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Participant, representative of an Employee or Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(h) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set as forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Committee, in its sole discretion provided that any such transfer is permitted under the applicable securities laws . Notwithstanding the foregoing, Restricted Stock, once vested and free of any restrictions, may be transferred at will.

(i) Limitations Period.  Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(j) Section 409A of the Code.  It is intended that any Awards under the Plan satisfy the requirements of Section 409A of the Code to avoid imposition of applicable taxes thereunder. Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or Award may be reformed by the Committee solely to the extent the Committee, in its sole discretion, determines is necessary to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

(k) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

AMENDMENT NO. 1
TO
AMENDED AND RESTATED EXTERRAN HOLDINGS, INC.
2007 STOCK INCENTIVE PLAN
Effective April 30, 2009

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of the stockholders of the Company has been obtained, as follows:

1 The first sentence in paragraph (a) in Article V of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 6,750,000 (all of which shares are available for issuance as Incentive Stock Options).”

2 The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, Exterran Holdings, Inc. has caused this Amendment No. 1 to be executed by its duly authorized officer as of this day of          , 2009, but effective as set forth above.

AMENDMENT NO. 2
TO
AMENDED AND RESTATED EXTERRAN HOLDINGS, INC.
2007 STOCK INCENTIVE PLAN
Effective April 30, 2009

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan, as amended by Amendment No. 1 thereto (as so amended, the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date set forth below, as follows:

1 The first sentence in paragraph (d) in Article IV of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to Paragraph IV(a) above, the Committee may delegate to the Board or to one or more other committees of the Board the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act.”

The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
May 4, 2010
PROXY VOTING INSTRUCTIONS
[FOR REGISTERED STOCKHOLDERS ONLY]
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON — You may vote your shares in person by attending the Annual Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
May 4, 2010
PROXY VOTING INSTRUCTIONS
[FOR NON-REGISTERED STOCKHOLDERS ONLY]
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THE NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” AMENDMENT NO 3 TO THE AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN.
1.	Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2011 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified
[FOR ALL NOMINEES]
[WITHHOLD AUTHORITY FOR ALL NOMINEES]
[FOR ALL EXCEPT (See instructions below)]

○	Janet F. Clark	○	John E. Jackson
○	Ernie L. Danner	○	Mark A. McCollum
○	Uriel E. Dutton	○	William C. Pate
○	Gordon T. Hall	○	Stephen M. Pazuk
○	J.W.G. Honeybourne	○	Christopher T. Seaver

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: •

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for 2010	[FOR]	[AGAINST]	[ABSTAIN]

3.	Approval of Amendment No. 3 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan	[FOR]	[AGAINST]	[ABSTAIN]
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.
[ ]
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.
Mark here if you plan to attend the meeting.            [     ]

Signature of Stockholder	Date	Signature of Stockholder	Date
Note: Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.